Exhibit 4.3

EXECUTION VERSION

ZIM INTEGRATED SHIPPING SERVICES LTD.

AS THE ISSUER

HERMETIC TRUST (1975) LTD.

as Trustee

ZIM INTEGRATED SHIPPING SERVICES LTD.

as Paying Agent and Registrar

INDENTURE

DATED AS OF JULY 16, 2014

3.0% SERIES 1 SENIOR NOTES DUE 2023

5.0% SERIES 2 SENIOR NOTES DUE 2023

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EXHIBITS

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INDENTURE dated as of July 16, 2014, among Zim Integrated Shipping Services Ltd., incorporated as a limited company under the laws of Israel (the “Issuer”), Hermetic Trust (1975) Ltd., as Trustee (the “Trustee”) and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar.

The Issuer, the Trustee, the Paying Agent and Registrar agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 3.0% Series 1A Senior Notes due 2023 (the “Series 1A Notes”) and the 3.0% Series 1B Senior Notes due 2023 (the “Series 1B Notes”, and, with the Series 1A Notes, the “Series 1 Notes”) and the 5.0% Series 2A Senior Notes due 2023 (the “Series 2A Notes”) and the 5.0% Series 2B Senior Notes due 2023 (the “Series 2B Notes”, and with the Series 2A Notes, the “Series 2 Notes”, and, together with the Series 1 Notes, the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01         Definitions.

“Acquired Debt” means Debt of a Person:

(1)	existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Issuer or any Subsidiary whether or not such Debt is incurred in connection with, or in contemplation of, such Person merging with or into, or becoming a Restricted Subsidiary; or

(2)	assumed in connection with the acquisition of assets from any such Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

“Affiliate” means, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, holders and/or beneficial owners of Notes on the Issue Date and their respective Affiliates shall be deemed not to be Affiliates of the Issuer. The Issuer acknowledges that Israel Corporation is an Affiliate of the Issuer and its Subsidiaries as of the Issue Date.

“Agent” means any Registrar, co-registrar, Authenticating Agent, Paying Agent or additional paying agent.

“Agreed New Vessels” means up to six additional Vessels (with capacity up to 13,000 TEUs) contemplated to be acquired or leased by the Issuer and its Subsidiaries pursuant to the business plan related to the Transactions as at the Issue Date, and any replacements thereof; provided that there shall not be more than six Agreed New Vessels at any time.

“Applicable Procedures” means (i) the bylaws of the TASE and the regulations promulgated thereunder that apply to securities listed for trading on the TACT Institutional System, including the relevant provisions of the bylaws of the TASECH and the Nesher System and (ii) any instructions received by the Issuer from the TASE with respect to the Notes.

“Asset Debt” means (i) the Tranche A Debt and (ii) any other Credit Facilities of any Restricted Subsidiary that is a special purpose vehicle whose principal property are Vessels and/or containers that are secured for the benefit of the lenders of such Asset Debt (and any guarantee thereof by the Issuer).

“Authorized Person” means any person who is designated in writing by the Issuer from time to time to give Instructions to the Trustee or an Agent under this Indenture.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1)	any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(2)	all or substantially all the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(3)	any other of the Issuer’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any transfer or disposition of assets that is governed by the provisions of this Indenture described under Section 4.14 and Section 5.01;

(b)	any transfer or disposition of assets or Capital Stock between or among the Issuer and any Restricted Subsidiary;

(c)	any transfer or disposition of obsolete, worn-out or surplus equipment or facilities or other assets (including the scrapping of any Vessels) of the Issuer or any Restricted Subsidiary that are no longer used or useful in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business;

(d)	any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than $10.0 million;

(e)	the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(f)	a disposition that is made in connection with the establishment of a joint venture which is a Permitted Investment;

(g)	the sale, lease or other disposition of equipment, inventory, property, stock-in-trade, goods or other assets (other than accounts receivable) in the ordinary course of business;

(h)	the lease, assignment, sublease, non-exclusive license or sublicense of any real or personal property (including intellectual property and software) in the ordinary course of business;

(i)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(j)	a Permitted Investment or a Restricted Payment (or a transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by Section 4.09;

(k)	foreclosure, condemnation or similar action with respect to property or other assets;

(l)	dispositions or sales of accounts receivable, or participations therein, in connection with any factoring transaction or receivables securitization facilities (including the IC Receivables Facility) permitted by Section 4.08(b)(2);

(m)	sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Issuer or any Restricted Subsidiary;

(n)	the sale or other disposition of cash or Cash Equivalents;

(o)	the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person) related to such assets in the ordinary course of business, not to exceed in the aggregate $15 million;

(p)	the granting of Liens not otherwise prohibited by this Indenture; or

(q)	the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(1)	the sum of the products of:

(a)	the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by

(b)	the amount of each such principal payment;

by

(2)	the sum of all such principal payments.

“Bank Deposit Secured Debt” means Debt of the Issuer or any Restricted Subsidiary to the extent secured by a pledge of cash and/or Cash Equivalents and/or one or more bank accounts of the Issuer or a Restricted Subsidiary, to the extent such pledges are deemed necessary by the Issuer and its Restricted Subsidiaries to facilitate the use, access or remittance by the Issuer or any Restricted Subsidiaries of cash or Cash Equivalents denominated in currencies which are not freely exchangeable into U.S. Dollars (whether through incurring Debt supported by such pledges or otherwise) provided that the amount of Bank Deposit Secured Debt shall not exceed the amount of cash and Cash Equivalents pledged as collateral for such Debt.

“Bankruptcy Law” means (a) Title 11, United States Bankruptcy Code of 1978, as amended, (b) any voluntary liquidation, shareholder arrangement, settlement and/or arrangement of creditors in accordance with sections 350 and 351 of the Israeli Companies Law, 1999 (other than provisions thereof not related in any manner to matters of bankruptcy or insolvency or to a Person’s inability (or potential inability) to pay its debts (or any part thereof) when due), and (c) any other law of the United States or Israel (or, in each case, any political subdivision thereof) or any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means the board of directors of the Issuer.

“Book-Entry Interest” means a beneficial interest in a Global Note held through a Participant.

“Business Day” means each day on which the Bank of Israel conducts monetary activities in U.S. Dollars.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into or to acquire such Capital Stock, whether now outstanding or issued after the Issue Date.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash” means, as of any date, all amounts shown in the line item entitled “Cash and cash equivalents” under the caption “Current Assets” on the Issuer’s consolidated statement of financial position as of such date prepared in accordance with IFRS, or if a consolidated statement of financial position is not available as of such date, such other comparable financial information or data then available to the Issuer, other than all cash and cash equivalents included in such amount that (i) are Restricted Cash, (ii) constitute proceeds from the incurrence of any Debt (other than any Debt among the Issuer and its Restricted Subsidiaries), (iii) constitute the proceeds of any Asset Sale or (iv) are held in the Issuer’s Reserve Account.

“Cash Equivalents” means any of the following:

(1)	direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a Member State, the United States of America, Israel, Switzerland, Canada, Japan, Singapore, Hong Kong, Australia or Norway (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant Member State or the United States of America, Israel, Switzerland, Canada, Japan, Singapore, Hong Kong, Australia or Norway, as the case may be;

(2)	overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a Member State or of the United States of America or any state thereof, Israel, Switzerland, Canada, Japan, Singapore, Hong Kong, Australia or Norway; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “P-1” or higher by Moody’s or “A-1” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(3)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(4)	repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition having a term of not more than 90 days with respect to securities issued or fully guaranteed by the United States of America, the United Kingdom or an agency thereof or any Member State, Israel, Switzerland, Canada, Japan, Singapore, Hong Kong, Australia or Norway; and

(5)	investments in money market mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kind described in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1)	the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation), the result of which is that any person or group, is or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer;

(2)	the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Issuer’s Voting Stock) of all or substantially all the assets (other than Capital Stock, Debt or other securities of any Unrestricted Subsidiary) of the Issuer and its Restricted Subsidiaries, taken as a whole, to any person; or

(3)	the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Article 5.

For the purposes of this definition, (i) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (ii) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and (iii) a person (including a group constituting such person) will be deemed to beneficially own all Voting Stock of an entity held by a parent entity, if such person is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such parent entity and no other person has the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors (or like governing body) of such parent entity.

“Charter Lease Costs” means, with respect to any specified Person for any period:

(1)	all amounts paid or payable in the applicable period whether interest or rental payments or amortization capital payments in respect of:

(a)	any lease, charter or hire purchase contract in respect of a vessel or containers (including slot hire charges) which would in accordance with IFRS, be treated as a Capitalized Lease Obligation;

(b)	any lease, charter or hire purchase contract in respect of a vessel or containers (including slot hire charges) which would in accordance with IFRS be treated as an operating lease ((a) and (b), collectively being “Charter Leases”); and

(2)	all Vessel-specific operating costs incurred by such Person or its Restricted Subsidiaries in respect of a vessel that is not subject to a time charter from a third party.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means, in respect of a Person, any spot, forward, swap, option or other similar agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in commodity prices.

“Consolidated Adjusted Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary), as determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:

(1)	any goodwill or other intangible asset impairment charges will be excluded;

(2)	the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(3)	any net gain (or loss) in relation to cargos that had not reached their destination at the end of the period will be excluded;

(4)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or a member of senior management of the Issuer) or in connection with the sale or disposition of securities will be excluded;

(5)	(i) any non-recurring, extraordinary, exceptional or unusual expenses, losses or charges, (ii) any asset impairments charges, the financial impacts of natural disasters (including fire, flood and storm and related events), (iii) losses, charges and expenses attributable to abandoned, closed, disposed or discontinued operations and the disposition thereof, (iv) any expenses, charges, reserves or other costs in respect of any restructuring, redundancy, integration or severance, or (v) any expenses, charges, reserves or other costs related to the Transactions, in each case, will be excluded;

(6)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards will be excluded;

(7)	all deferred expenses regarding charter and deferred financing costs amortized, written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt will be excluded;

(8)	any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Issuer or its Subsidiaries (including the Transactions) will be excluded;

(9)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(10)	any unrealized foreign currency transaction gains or losses in respect of Debt of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;

(11)	any unrealized foreign currency translation or transaction gains or losses in respect of Debt or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary will be excluded;

(12)	the cumulative effect of a change in accounting principles will be excluded; and

(13)	the impact of capitalized, accrued or accreting or pay-in-kind interest or accreting principal (including the compounding of any PIK Amount) and price-indexed linkage differences on Debt shall be excluded.

“Consolidated EBITDA” means, with respect to any specified Person for any period without duplication, the sum of Consolidated Adjusted Net Income, plus in each case to the extent deducted in computing Consolidated Adjusted Net Income for such period:

(1)	provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period; plus

(2)	Consolidated Net Interest Expense and any non-cash interest expense (including without limitation capitalized, accrued or accreting or paid-in-kind interest or accreting principal (including compounding of any PIK Amount) and price-indexed linkage differences on Debt) of such Person and its Restricted Subsidiaries for such period; plus

(3)	any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, Debt permitted to be incurred by this Indenture, or the refinancing of any other Debt of such Person or any of its Restricted Subsidiaries (whether or not successful) (including any such fees, expenses or charges related to the Transactions); plus

(4)	depreciation, amortization (including, without limitation, amortization of intangibles, deferred expenses regarding charters and deferred financing fees), and other non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on such Person and its Restricted Subsidiaries for such period), but excluding any non-cash items for which a future cash payment will be required and for which an accrual or reserve is required by IFRS to be made; plus

(5)	the minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Capital Stock held by third parties; plus

(6)	any charge (or minus any income) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme; plus

(7)	to the extent not otherwise included, the proceeds of any business interruption insurance,

in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Fixed Charge Coverage Ratio” of the Issuer means, for any period, the ratio of:

(1)	the sum of (without double counting):

(a)	Consolidated EBITDA; and

(b)	Charter Lease Costs;

(2)	to the sum of (without double counting):

(a)	Consolidated Net Interest Expense;

(b)	all scheduled repayments of Indebtedness (including, without double-counting, Charter Lease Costs, the scheduled payment of any capital element of any Capitalized Lease Obligation) falling due during that applicable period (excluding any voluntary repayments and payments made pursuant to Section 3.08) but excluding:

(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any such obligations owed to the Issuer or any Restricted Subsidiary; and

(iii)	any such repayments of Debt funded by disposal proceeds, insurance proceeds, refinancing proceeds or other cash inflows (in each case) not included in Consolidated EBITDA;

(c)	Charter Lease Costs; and

(d)	cash dividends due (whether or not declared) on the Redeemable Capital Stock of the Issuer and any Restricted Subsidiaries and on the Preferred Stock of any Restricted Subsidiary (to any Person other than the Issuer and any Restricted Subsidiary), in each case, for such period;

provided that in calculating the Consolidated Fixed Charge Coverage Ratio or any element thereof for any period, all calculations, including pro forma calculations, will be made in good faith by a responsible financial or accounting officer of the Issuer (including any pro forma expenses and cost savings that have occurred); provided further, without limiting the application of the previous proviso, that:

(1)	if the Issuer or any Restricted Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Debt or both, Consolidated EBITDA and Consolidated Net Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

(2)	if the Issuer or any Restricted Subsidiary has incurred entered into or terminated any Charter Lease since the beginning of such period that remains outstanding Consolidated EBITDA for such period shall be calculated after giving effect on a pro forma basis to the entry into or termination of (as the case may be) such Charter Lease as if such Charter Lease had been entered into or terminated (as the case may be) on the first day of such period;

(3)	if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period, and the Consolidated Net Interest Expense for such period shall be reduced by an amount equal to the Consolidated Net Interest Expense directly attributable to any Debt of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Net Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale) (and corresponding adjustments shall be made to Charter Lease Costs for any Charter Leases that are subject to such Assets Sale);

(4)	if, since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA, Consolidated Net Interest Expense and Charter Lease Costs for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt or the entry into or assumption of any Charter Leases) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) of this proviso if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA, Consolidated Net Interest Expense and Charter Lease Costs for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and the incurrence, repayment repurchase, defeasance or discharge of such Debt is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

“Consolidated Leverage Ratio” means with respect to any Person at any date of calculation, the ratio of (i) Debt for borrowed money appearing on the consolidated statement of financial position of such Person (excluding any Debt of any Unrestricted Subsidiary and any Debt owed to such Person or any Restricted Subsidiary) to (ii) Consolidated EBITDA of such Person for the most recently ended four fiscal quarters for which internal financial statements are available taken as one period.

In calculating the Consolidated Leverage Ratio or any element thereof for any period, all calculations, including pro forma calculations, will be made in good faith by a responsible financial or accounting officer of the Issuer (including any pro forma expenses and cost savings that have occurred).

Without limiting the application of the previous paragraph:

(1)	if the Issuer or any Restricted Subsidiary has incurred entered into or terminated any Charter Lease since the beginning of such period that remains outstanding, Consolidated EBITDA for such period shall be calculated after giving effect on a pro forma basis to the entry into or termination of (as the case may be) such Charter Lease as if such Charter Lease had been entered into or terminated (as the case may be) on the first day of such period;

(2)	if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period;

(3)	if, since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt or the entry into or assumption of any Charter Lease) as if such Investment or acquisition had occurred on the first day of such period; and

(4)	if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition had occurred on the first day of such period.

“Consolidated Net Interest Expense” means, without duplication and in each case determined on a consolidated basis in accordance with IFRS, the sum of:

(1)	the Issuer’s and the Restricted Subsidiaries’ total interest expense for such period, including, without limitation:

(a)	amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any bridge or other financing fees;

(b)	the net payments (if any) under Interest Rate Agreements and Currency Agreements (excluding amortization of fees and discounts and unrealized gains and losses); and

(c)	the interest portion of any deferred payment obligation classified as Debt under this Indenture; plus

(2)	the interest component of the Issuer’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; plus

(3)	the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Issuer or any Restricted Subsidiary or secured by a Lien on the Issuer’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Issuer or such Restricted Subsidiary; minus

(4)	the interest income of the Issuer and the Restricted Subsidiaries during such period.

Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include (i) any non-cash interest expense (including, without limitation, capitalized, accrued or accreting or paid-in-kind interest or accreting principal (including the compounding of any PIK Amount) and price-indexed linkage differences on Debt) and (ii) any payments on any operating leases.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Facility” or “Credit Facilities” means one or more loan facilities or commercial paper facilities, in each case, with banks or other financial institutions providing for revolving credit loans, term loans, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other forms of guarantees and assurances, or other Debt, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), restructured, repaid or refinanced (whether in whole or in part and whether or not with the original administrative agent or lenders or another administrative agent or agents or other bank or institutions and whether provided under the one or more other credit or other agreements) and, for the avoidance of doubt, (a) includes any agreement extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof and (b) excludes any Public Debt.

“Currency Agreements” means, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Debt” means, with respect to any Person, without duplication:

(1)	the principal and premium amounts of any indebtedness of such Person in respect of borrowed money (including overdrafts) or for the deferred purchase price of property or services due more than one year after such property is acquired or such services are completed, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business;

(2)	any indebtedness of such Person evidenced by bonds (other than performance bonds), notes, debentures or other similar instruments;

(3)	all obligations, contingent or otherwise of such Person representing reimbursement obligations in respect of any letters of credit, bankers’ acceptances or other similar instruments (except to the extent such obligation relates to trade payables in the ordinary course of business), provided that any counter indemnity or reimbursement obligation under a letter of credit shall be considered Debt only to the extent that the underlying obligation in respect of which the letter of credit has been issued would also be Debt;

(4)	any indebtedness representing Capitalized Lease Obligations of such Person;

(5)	all obligations of such Person in respect of Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements (the amount of any such Debt to be equal at any time to either (a) zero if such Hedging Obligation is incurred pursuant to Section 4.08(b)(8) or (b) the notional amount of such Hedging Obligation if not incurred pursuant to such clause);

(6)	all Debt referred to in (but not excluded from) the preceding clauses (1) through (5) of this definition of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured);

(7)	all guarantees by such specified Person of Debt referred to in this definition of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(8)	all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(9)	Preferred Stock of any Restricted Subsidiary;

if and to the extent any of the preceding items (other than obligations under clauses (3), (5), (8) and (9)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS; provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business that are not more than 120 days past due; (ii) obligations or liabilities in respect of standby letters of credit, performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with IFRS as at the Issue Date; (iv) any workers compensation claims, early retirement or termination obligations, pension obligations or similar claims, social security or wage taxes of the Issuer or a Restricted Subsidiary; (v) any obligations or Liens in respect of the pledge of Equity Interests or Debt of any Unrestricted Subsidiary held by the Issuer or any Restricted Subsidiary as long as the pledgee has no claim against the Issuer or any Restricted Subsidiary other than to obtain such pledged property; (vi) Bank Deposit Secured Debt; and (vii) contingent obligations incurred in the ordinary course of business.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value will be determined in good faith by the Board of Directors of the Issuer; provided, that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Registered Holder thereof and issued in accordance with Sections 2.01(c) and 2.06 in exchange for a Book-Entry Interest and in a minimum principal amount at maturity of US $1.00 and integral multiples of US$1.00 in excess thereof, substantially in the form of Exhibit A or B hereto, as applicable (in respect of Series 1 Notes) or Exhibit C or D hereto, as applicable (in respect of Series 2 Notes).

“Depositary” means the Registration Company of Bank Le’umi Le’Israel Ltd. as depositary until a successor replaces it and thereafter means the successor serving hereunder.

“Designated Person” means any Person (i) that controls the Issuer, (ii) is under common control with the Issuer (other than any Person that is controlled by the Issuer) or (iii) in which the Issuer and a Designated Person under clauses (i) or (ii) each owns 50% of such Person’s Voting Stock.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. A member of the Board of Directors of the Issuer shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer. A member of the Board of Directors of the Issuer that is appointed by Israel Corporation shall be deemed not to be a Disinterested Director in respect of any transaction between the Issuer and its Restricted Subsidiaries on the one hand and Israel Corporation and its Subsidiaries on the other.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published under “Currency Rates” in the section of the Financial Times entitled “Currencies, Bonds & Interest Rates” on the date that is two Business Days prior to such determination.

“Eligible Proceeds” means the Net Proceeds from any Asset Sale governed by Section 4.10(a)(3) less the amount of any Debt that is required to be repaid (and is repaid) in connection with such Asset Sale pursuant to the terms of such Debt.

“Eligible Receivables” means all receivables of the Issuer or any Restricted Subsidiary (other than intercompany receivables) that are eligible to be included in the borrowing base of a revolving credit loan or similar construct under any receivables financing facility or arrangement (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) provided by banks or other financial institutions in the local or international credit markets.

“Euroclear” means Euroclear Bank, SA/NV.

“European Union” means the member states of the European Union as of the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Excess Cash” means, as of any date, the sum of (i) all Cash in excess of $250 million, plus (ii) 75% of any Cash in excess of $200 million but less than or equal to $250 million, plus (iii) 50% of any Cash in excess of $150 million but less than or equal to $200 million. For the purposes of this definition of “Excess Cash”, the amount of “Cash” shall equal the average daily balance of Cash during the period commencing 10 Business Days immediately preceding and including the fiscal quarter end date and ending 5 Business Days immediately following the fiscal quarter end date (it being understood that daily balances of Cash other than on the last day of the fiscal quarter shall be determined in good faith by a responsible financial or accounting officer of the Issuer based solely upon internal management information).

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Issuer or, in respect of transactions involving aggregate consideration of less than $5.0 million, a member of senior management of the Issuer.

“Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depositary that will be issued in an initial amount equal to the principal amount of the Notes initially issued on the Issue Date, substantially in the form of Exhibit A or B hereto, as applicable (in respect of the Series 1 Notes) or Exhibit C or D hereto, as applicable (in respect of the Series 2 Notes), issued in accordance with Sections 2.01 and 2.06.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“guarantee” means, as applied to any obligation,

(1)	a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(2)	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantor” means each Person that executes a Guarantee in accordance with the provisions of this Indenture in its capacity as a guarantor of the Notes and its respective successors and assigns, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“guarantor” means the obligor under a guarantee.

“Hedging Obligations” means Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements, in each case, entered into not for speculative purposes (as determined in good faith by the Board of Directors of the Issuer).

“Holder” means a Person in whose name a Note is registered in the records of a Participant and any Person in whose name a Definitive Registered Note is registered in the register maintained in accordance with Section 2.03.

“IFRS” means International Financial Reporting Standards and in effect on the date hereof, or, with respect to Section 4.03, as in effect from time to time.

“IC Receivables Facility” means the two-year US$50 million receivables-based revolving credit facility provided by Israel Corporation Ltd to the Issuer or its affiliates, pursuant to facility documentation dated on or about the Issue Date.

“Instructing Holders” means the holders of at least 25% in aggregate principal amount of the then outstanding Notes, provided that the PIK Amount accrued and compounded in respect of any Series 2 Notes shall be deemed to be principal of such Series 2 Notes for the purposes of determining the Instructing Holders.

“Instructions” means any written notices, written directions or written instructions received by the Trustee or any of the Agents in accordance with the provisions of this Indenture from an Authorized Person or from a person reasonably believed by the Trustee or any of the Agents to be an Authorized Person.

“Interest Rate Agreements” means, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees but excluding bank deposits, accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items, in each case, that are required by IFRS to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. In addition, the portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Issuer made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Israeli Securities Law” means the Israeli Securities Law 5728-1968, as amended, and the regulations promulgated thereunder.

“Issue Date” means the date of first issuance of the Notes.

“Issuer” has the meaning given in the preamble hereto includes any and all successors thereto.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, standard security, assignation in security claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Local Facilities” means the short-term working capital facilities of ZIM Integrated Shipping Services (China) Co., Ltd and ZIM Integrated Shipping Agencies (HK) Limited outstanding on the Issue Date.

“Majority Holders” means the holders of a majority in aggregate principal amount of the then outstanding Notes, provided that the PIK Amount accrued and compounded in respect of any Series 2 Notes shall be deemed to be principal of such Series 2 Notes for the purposes of determining the Majority Holders.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers or employees of the Issuer or any Restricted Subsidiary:

(1)	in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2)	in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)	in the ordinary course of business and (in the case of this clause (3)) not exceeding $5.0 million in the aggregate outstanding at any time.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary that, for the most recently completed four fiscal quarters, accounted for at least 5% of the revenue of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Member State” means member states of the European Union as of January 1, 2001.

“MIFID” means the Markets in Financial Instruments Directive 2004/39/EC.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Proceeds,” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (including any withholding taxes payable on repatriation of such proceeds), in each case, after taking into account any reserve for any liabilities associated with such Asset Sale and retained by the Issuer or its Restricted Subsidiaries, including, without limitation, pension and other post-employment benefits, environmental liabilities and liabilities for adjustment or indemnification obligations in respect of the sale price of such asset or assets, if such reserve is required to be established in accordance with IFRS.

“Non-Recourse Debt” means Debt of a Person:

(1)	as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a borrower or guarantor or otherwise (other than as a result of breach of customary representations, warranties or undertakings relating to a pledge of Equity Interests as provided in the proviso below); provided that the Issuer or any Restricted Subsidiary may pledge Equity Interests of any Unrestricted Subsidiary on a non-recourse basis as long as the pledgee has no claim against the Issuer or any Restricted Subsidiary other than to obtain such pledged property (any Debt arising as a result of such pledge not constituting Debt for the purposes of Section 4.08); and

(2)	as to which the documentation contains customary provisions setting forth that, except as provided in clause (1) of this definition, lenders, noteholders or other creditors will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Noteholders’ Meeting” means any meeting of Holders of the Notes convened in accordance with Section 7.09.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Notional Equity Portion” means, in respect of any Vessel that is the subject of a Capitalized Lease Obligation entered into after the Issue Date and, at any relevant time outstanding, 25% of the Fair Market Value of such Vessel, provided that if the Board of Directors determines in good faith, based on financing transactions or proposals available in the market for the debt financing of the purchase of such Vessel, that the Issuer could incur Debt representing more than 75% of the Fair Market Value of such Vessel to purchase such Vessel, the Notional Equity Portion shall mean the percentage of the Fair Market Value of such Vessel that could not be debt financed under such transactions and/or proposals, or if higher, 15% of the Fair Market Value of such Vessel.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Director, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel (or with respect to tax matters, a written letter from a tax advisor or counsel) who is reasonably acceptable to the Trustee that meets the requirements of Section 12.03. The counsel or advisor may be an employee of or counsel or advisor to the Issuer or the Trustee.

“Participant” means, with respect to the Depositary, a member of the TASE.

“Permitted Asset Swap” means, in a transaction governed by Section 4.10(a)(4), the concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with Section 4.10.

“Permitted Business” means (a) any businesses, services or activities engaged in by the Issuer or any of the Restricted Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof as determined by the Board of Directors in good faith.

“Permitted Debt” has the meaning given to such term in Section 4.08(b).

“Permitted General Debt/Lien Amount” means:

(1)	from the Issue Date to but excluding the third anniversary of the Issue Date, $34 million;

(2)	from and including the third anniversary of the Issue Date to but excluding the sixth anniversary of the Issue Date;

(a)	if the Issuer has repaid, repurchased or redeemed less than $100 million of Notes following the Issue Date, $51 million; or

(b)	if the Issuer has repaid, repurchased or redeemed $100 million or more of Notes following the Issue Date, $68 million; and

(3)	from and including the sixth anniversary of the Issue Date:

(a)	if the Issuer has repaid, repurchased or redeemed less than $100 million of Notes following the Issue Date, $51 million;

(b)	if the Issuer has repaid, repurchased or redeemed $100 million or more but less than $200 million of Notes following the Issue Date, $85 million; or

(c)	if the Issuer has repaid, repurchased or redeemed $200 million or more of Notes following the Issue Date, $102 million.

“Permitted Investments” means any of the following:

(1)	Investments in cash or Cash Equivalents;

(2)	intercompany Debt to the extent permitted under Section 4.08(b)(4);

(3)	Investments in (i) the form of loans or advances to, or debt securities issued by, the Issuer, (ii) the Issuer or a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary of the Issuer or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary;

(4)	Investments made by the Issuer or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.10 to the extent such Investments are non-cash proceeds permitted thereunder;

(5)	expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with IFRS;

(6)	Investments in the Notes and any other Debt of the Issuer or any Restricted Subsidiary;

(7)	Investments existing on the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on the Issue Date, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased only (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(8)	Investments in Hedging Obligations permitted under Section 4.08(b)(8);

(9)	any Investments received in compromise or resolution of litigation, arbitration or other disputes or of insurance proceeds;

(10)	Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(11)	Investments in a Person to the extent that the consideration therefor consists of Capital Stock or the net proceeds of the issue and sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Issuer;

(12)	any guarantee of Debt of the Issuer or a Restricted Subsidiary permitted to be incurred by Section 4.08;

(13)	Management Advances;

(14)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed:

(a)	from the Issue Date to but excluding the third anniversary of the Issue Date, $40 million;

(b)	from and including the third anniversary of the Issue Date to but excluding the sixth anniversary of the Issue Date;

(i)	if the Issuer has repaid, repurchased or redeemed less than $100 million of Notes following the Issue Date, $60 million;

(ii)	if the Issuer has repaid, repurchased or redeemed $100 million or more of Notes following the Issue Date, $85 million;

(c)	from and including the sixth anniversary of the Issue Date:

(i)	if the Issuer has repaid, repurchased or redeemed less than $100 million of Notes following the Issue Date, $60 million;

(ii)	if the Issuer has repaid, repurchased or redeemed $100 million or more but less than $200 million of Notes following the Issue Date, $110 million;

(iii)	if the Issuer has repaid, repurchased or redeemed $200 million or more of Notes following the Issue Date, $150 million.

provided, that if an Investment is made pursuant to this clause (14) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.19, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to subclauses (3)(ii) or (iii) of the definition of “Permitted Investments” and not this clause (14), and if cash payments on account of an Investment in a Person pursuant to this clause (14) are received by an Issuer or Restricted Subsidiary then the amount so received in cash may be invested in a Person pursuant to this clause without regard to the dollar limits provided for in this clause (14);

(15)	any Investment made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Capital Stock of the Issuer or a substantially concurrent contribution to the equity of the Issuer;

(16)	Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person; and

(17)	stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts and any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer.

“Permitted Liens” means the following types of Liens:

(1)	Liens existing on the Issue Date after giving effect to the Transactions;

(2)	Liens on any property or assets of (i) a Restricted Subsidiary that is not a Guarantor and (ii) a Guarantor granted in favor of the Issuer or any Restricted Subsidiary;

(3)	Liens on any of the Issuer’s or any Restricted Subsidiaries’ property or assets securing the Notes or any Guarantees;

(4)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(5)	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, crew, stevedores, masters, pension plan administrators or other like Liens (including, without limitation, any maritime liens, whether or not statutory, that are recognized or given effect to as such by the law of any applicable jurisdiction) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith or the subject of insurance or guarantees issued other than by the Issuer or any Restricted Subsidiaries, or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(6)	Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS, shall have been made;

(7)	Liens incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

(8)	zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(9)	Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10)	Liens on property or assets of, or on shares of Capital Stock or on Debt of, any Person existing at the time such Person becomes a Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets of, or shares of Capital Stock or on Debt of, such acquired Restricted Subsidiary and (ii) were not created in connection with or in contemplation of such acquisition, merger or consolidation;

(11)	Liens on property or assets existing at the time such property or assets are acquired, including any acquisition by means of a merger with or into or consolidation with, the Issuer or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than (A) the property or assets acquired or (B) the property or assets of the Person merged with or into or consolidated with the Issuer or Restricted Subsidiary and (ii) were not in connection with or in contemplation of such acquisition, merger or consolidation;

(12)	Liens securing the Issuer’s or any Restricted Subsidiary’s Hedging Obligations permitted under Section 4.08(b)(8);

(13)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure performance, bid, surety or appeal bonds and completion bonds and guarantees to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15)	Liens incurred in connection with a cash management program established in the ordinary course of business;

(16)	Liens on any property or assets of the Issuer or any of its Restricted Subsidiaries securing Debt permitted to be incurred pursuant to Section 4.08(b)(2) or (to the extent only of such customer deposits and advance payments referred to therein) Section 4.08(b)(13);

(17)	Liens on Capital Stock of Unrestricted Subsidiaries that secure Non-Recourse Indebtedness of such Unrestricted Subsidiaries;

(18)	Liens on cash, Cash Equivalents and/or one or more bank accounts securing Bank Deposit Secured Debt;

(19)	Liens on any property or assets of the Issuer or any of its Restricted Subsidiaries for the purpose of securing Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Debt (including refinanced Debt), in each case, incurred pursuant to clauses Section 4.08(b)(3), (9), (10) or (11) in connection with the financing of all or any part of the purchase price, lease expense, rental payment or cost of design, construction, installation or improvement of assets or property; provided, that any such Lien may not extend to any assets or property owned by the Issuer or any of its Restricted Subsidiaries at the time the Lien is incurred other than the assets and property (including any earnings in respect thereof and any rights and claims arising or generated out of or in connection with any such assets or property (including the loss, impairment or destruction thereof)) acquired, improved, constructed, leased, financed or refinanced and the Capital Stock of the Restricted Subsidiary that is the borrower of such Debt (provided that to the extent that any such Capitalized Lease Obligations, purchase money obligations, mortgage financings or other Debt (including refinanced Debt) relate to multiple assets or properties, then all such assets or properties may secure any such Capitalized Lease Obligation, purchase money obligations, mortgage financings or such other Debt);

(20)	Liens incurred to secure Permitted Refinancing Debt and Permitted Refinancing Asset Debt permitted to be incurred under this Indenture; provided that the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions thereof);

(21)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)	leases, licenses, subleases and sublicenses of assets in the ordinary course of business;

(23)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third-party relating to such property or assets;

(24)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(25)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Issuer or any Restricted Subsidiary’s business or operations as Liens only for Debt to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(26)	Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Issuer or a Restricted Subsidiary;

(27)	limited recourse Liens in respect of the ownership interests in any joint ventures securing obligations of such joint ventures;

(28)	Liens on any proceeds loan made by the Issuer or any Restricted Subsidiary in connection with any future incurrence of Debt permitted under this Indenture;

(29)	Liens over treasury stock of the Issuer or a Restricted Subsidiary purchased or otherwise acquired for value by the Issuer or such Restricted Subsidiary pursuant to a stock buy-back scheme or other similar plan or arrangement;

(30)	Liens for salvage;

(31)	Liens incurred with respect to Debt in an aggregate principal amount that at the time of incurrence does not exceed the Permitted General Debt/Liens Amount; and

(32)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (31); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

“Permitted Non-Vessel Capitalized Amount” means:

(1)	from the Issue Date to but excluding the third anniversary of the Issue Date, $40 million;

(2)	from and including the third anniversary of the Issue Date to but excluding the sixth anniversary of the Issue Date;

(a)	if the Issuer has repaid, repurchased or redeemed less than $100 million of Notes following the Issue Date, $60 million; or

(b)	if the Issuer has repaid, repurchased or redeemed $100 million or more of Notes following the Issue Date, $85 million; and

(3)	from and including the sixth anniversary of the Issue Date:

(a)	if the Issuer has repaid, repurchased or redeemed less than $100 million of Notes following the Issue Date, $60 million;

(b)	if the Issuer has repaid, repurchased or redeemed $100 million or more but less than $200 million of Notes following the Issue Date, $110 million; or

(c)	if the Issuer has repaid, repurchased or redeemed $200 million or more of Notes following the Issue Date, $150 million.

“Permitted Note Repurchase” means the purchase, redemption, refinancing, repayment or other acquisition or retirement for value by the Issuer or a Restricted Subsidiary of Series 1 Notes and/or Series 2 Notes in an aggregate purchase, redemption or acquisition or retirement price not to exceed US$10 million, provided that the Issuer or a Restricted Subsidiary purchases, redeems, refinances, repays or otherwise acquires or retires for value all of the Notes held by the holder the subject of such Permitted Note Repurchase at the time of the purchase and all of such Notes shall be cancelled immediately following such purchase, redemption, refinancing or repayment.

“Permitted Refinancing Asset Debt” means any renewals, extensions, substitutions, refinancings or replacements of any Asset Debt of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(1)	such Asset Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the principal amount (or if incurred with original issue discount, the aggregate accreted value) of the Asset Debt being refinanced on the date of its original incurrence and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(2)	such Asset Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of 85% of the Fair Market Value of the Vessel that is the subject of the Lien securing such Asset Debt as of the time of incurrence of the new Asset Debt;

(3)	the Average Life of such new Asset Debt is equal to or greater than the Average Life of the Asset Debt being refinanced;

(4)	the Stated Maturity of such new Asset Debt is no earlier than the Stated Maturity of the Asset Debt being refinanced;

(5)	the new Debt is not senior in right of payment to the Asset Debt that is being refinanced; and

(6)	the new Debt is unsecured if the Asset Debt being refinanced is unsecured.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements of any Debt (other than Asset Debt) of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(1)	such Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or (x) if incurred with original issue discount, the aggregate accreted value or (y) in respect of the Series 2 Notes, including the PIK Amount) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(2)	the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(3)	the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(4)	the new Debt is not senior in right of payment to the Debt that is being refinanced; and

(5)	the new Debt is unsecured if the Debt being refinanced is unsecured,

provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary of the Issuer (other than a Guarantor) that refinances the Debt of the Issuer or any Guarantor (other than a guarantee by the Issuer or the Guarantor of such Debt) or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Permitted Series 2 Refinancing Debt” means any Debt so long as:

(1)	such Debt is issued or borrowed by the Issuer and does not benefit from any guarantees unless the Series 1 Notes also benefit from such guarantees;

(2)	such Debt is “Permitted Refinancing Debt”;

(3)	the average weighted cash yield and total yield of such Debt does not exceed the Series 2 Notes cash yield and total yield (based on the Series 2 Notes issue price of 100%);

(4)	such Debt shall not have any financial maintenance covenants and the incurrence covenants of such Debt shall not be more onerous to the Issuer and the Restricted Subsidiaries than the Series 2 Notes; and

(5)	the other terms of such Debt (including with respect to repayment, repurchase, redemption, refinancing, ranking, voting, amendments, waivers, events of default, and rights of acceleration, to the extent not otherwise subject to clauses (1) through (4) of this definition), are substantially consistent with the terms of the Series 2 Notes as of the Issue Date and such terms would not adversely affect the relative rights of the Series 1 Notes and the Series 2 Notes, in each case, as determined by the Board of Directors of the Issuer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Amount” means the amount of PIK interest that has accrued and compounded as of any date in accordance with paragraph 1 of the Series 2 Note.

“Preferred Stock,” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person; provided that accrued non-cash dividends with respect to any Preferred Stock shall not constitute Preferred Stock for the purposes of Section 4.08.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Debt” means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the U.S. Securities Act or (2) a private placement to institutional investors for resale in accordance with Rule 144A or Regulation S (or another exemption from registration) under the U.S. Securities Act.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act, provided that any QIB must also be a Qualifying Investor.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualifying Investor” means any investor complying with either section 15A(b)(1) or 15A(b)(2) of the Israeli Securities Law of 1968, as shall be updated from time to time.

“Ready for Sea Cost” means with respect to a Vessel to be acquired or leased by the Issuer or any Restricted Subsidiary, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable, or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Issuer in circumstances in which the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the final Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.10(a)(4) and Section 4.14 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.10 and Section 4.14.

“Registered Holder” means a Person in whose name a Note is registered with the Registrar.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Reserve Account” means an unencumbered reserve account of the Issuer that may be used for any purpose not prohibited by this Indenture, provided, that the Reserve Account may only be funded with:

(1)	any Retained Cash;

(2)	the proceeds received by the Issuer from contributions to its common equity capital or the sale (other than to a Subsidiary) of its Capital Stock; and

(3)	for a period of up to 180 days from the receipt thereof, any insurance proceeds, condemnation awards or any or proceeds from any vendor warranty.

“Reserve Account Eligible Funds” means:

(1)	until the Issuer has repaid, repurchased or redeemed at least $100 million of Notes following the Issue Date:

(a)	only those amounts held in the Reserve Account that comprise the sum of (x) Retained Cash and (y) any proceeds received by the Issuer from contributions to its common equity capital or the sale (other than to a Subsidiary) of its Capital Stock (other than the proceeds of the investment by Israel Corporation of $200 million on or about the Issue Date);

less

(b)	an amount equal to the aggregate Notional Equity Portion of Capitalized Lease Obligations entered into by the Issuer or any Restricted Subsidiary following the Issue Date (other than Capitalized Lease Obligations entered into in respect of Agreed Vessels), if and for so long as the Capitalized Lease Obligations that are the subject of such Notional Equity Portion remain outstanding; and

(2)	after the Issuer has repaid, repurchased or redeemed at least $100 million of Notes following the Issue Date, the total amount held in the Reserve Account less an amount equal to the aggregate Notional Equity Portion of Capitalized Lease Obligations entered into by the Issuer or any Restricted Subsidiary following the Issue Date, if and for so long as the Capitalized Lease Obligations that are the subject of such Notional Equity Portion remain outstanding.

“Responsible Officer,” when used with respect to the Trustee, means the Chief Executive Officer or the Chairman of the Board of the Trustee.

“Restricted Cash” means any cash or cash equivalents that are accounted for as restricted cash in accordance with IFRS as a result of (i) the application of any law, rule, regulation (including, without limitation, any exchange controls) or the terms of any license, authorization, concession, permit or order required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses or (ii) the provision of such cash or cash equivalents as security or deposit in respect of bonds, guarantees, letters of credit or similar instruments of the Issuer or any Restricted Subsidiary (not in connection with the acquisition or construction of Vessels or containers).

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Retained Cash” means, following the determination of the amount Excess Cash that shall be applied to redeem the Notes pursuant to Section 3.08 on an interest payment date, the sum of (i) 25% of Cash in excess of $200 million but less than or equal to $250 million, plus (ii) 50% of Cash in excess of $150 million but less than or equal to $200 million plus (iii) the proceeds from any Asset Sale that are not applied to repurchase the Notes pursuant to Section 4.10.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“S&P” means Standard & Poors Ratings Service, a division of The McGraw Hill Companies, Inc. and its successors.

“Series 1 Notes” has the meaning given thereto in the preamble.

“Series 1A Notes” has the meaning given thereto in the preamble.

“Series 1B Notes” has the meaning given thereto in the preamble.

“Series 2 Notes” has the meaning given thereto in the preamble.

“Series 2A Notes” has the meaning given thereto in the preamble.

“Series 2B Notes” has the meaning given thereto in the preamble.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary of the Issuer that together with its Subsidiaries which are Restricted Subsidiaries of the Issuer (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the consolidated assets of the Issuer.

“Specified Holders” means:

(a) for so long as not less than $74,320,000 in aggregate principal amount of the Series 1 Notes are outstanding, the holders of not less than 25% in aggregate principal amount of the Series 1 Notes then outstanding, in respect of the Series 1 Notes;

(b) if less than $74,320,000 in aggregate principal amount of the Series 1 Notes are outstanding, the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, in respect of the Notes;

(c) if clause (a) is applicable, and the holders of the Series 1 Notes have not provided a notice of acceleration to the Issuer or the Trustee and a period of more than 60 consecutive days have passed since the Trustee provided a notice of the Event of Default pursuant to Section 6.04, the Holders of not less than 25% in aggregate principal amount (and the PIK Amount) of the Series 2 Notes then outstanding, in respect of the Series 2 Notes; or

(d) if clause (a) is applicable, and the holders of the Series 1 Notes have provided a notice of acceleration to the Issuer or the Trustee in respect of the Series 1 Notes, the holders of not less than 25% in aggregate principal amount (and the PIK Amount) of the Series 2 Notes then outstanding.

“Specified Subordinated Debt” means (i) Debt under the loan agreement between Hyundai Samho Heavy Industries Co. Ltd. and the Issuer, dated on or about the Issue Date and (ii) Debt under the Contingent Claims Agreement, between Israel Corporation Ltd and the Issuer, dated on or about the Issue Date.

“Stated Maturity” means, when used with respect to any note or any installment of interest or PIK Amount thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means Debt of the Issuer or any of the Guarantors that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be; provided, that no Debt will be deemed to be subordinated in right of payment to any other Debt (i) solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis or (ii) solely by virtue of receiving repurchase or redemption proceeds on a junior priority basis outside of the liquidation of the applicable obligor.

“Subsidiary” means, with respect to any Person:

(1)	a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(2)	any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, holds at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Supermajority Holders” means the holders of not less than 90% in aggregate principal amount of the then outstanding Notes then affected, provided that the PIK Amount accrued and compounded in respect of any Series 2 Notes shall be deemed to be principal of such Series 2 Notes for the purposes of determining the Supermajority Holders.

“TACT Institutional System” means the system for trading securities by institutional investors of the TASE.

“TASE” means the Tel Aviv Stock Exchange Ltd.

“TASECH” means the Tel Aviv Stock Exchange Clearing House Ltd.

“Tranche A Debt” means the US$274.2 million aggregate principal amount of Debt the terms of which have been amended in connection with the Transactions to include certain common terms.

“Transactions” means the transactions contemplated by the Global Restructuring Deed, dated on or about the Issue Date.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Issuer.

“Trustee” means Hermetic Trust (1975) Ltd., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer’s Board of Directors pursuant to Section 4.19); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollars,” “Dollars,” “$” or “US$” means and/or refers to the lawful currency of the United States.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) or obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such U.S. Government Obligations or as a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the U.S. Securities Act.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Issuer and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Issuer or any of its Restricted Subsidiaries or operated or to be operated by the Issuer or any of its Restricted Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect members of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Section 1.02	Other Definitions.

Defined in
Term	Section
“Additional Amounts”	4.20(a)
“Affiliate Transaction”	4.11(a)
“Amendment”	Section 4.07
“Asset Sale Offer”	4.10(a)(4)
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Authorized Agent”	12.05
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Change of Control Purchase Date”	4.14
“Change of Control Purchase Price”	4.14
“Charter Lease”	1.01
“Covenant Defeasance”	8.03
“Defeasance Trustee”	8.05(a)
“Event of Default”	6.01
“Excess Proceeds”	4.10(a)(4)
“incur”	4.08
“Initial Agreement”	Section 4.07
“Initial Default”	6.05(b)
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Payor”	4.20(a)
“Refinancing Agreement”	Section 4.07
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.20(a)
“Resale Restriction Termination Date”	2.06(g)
“Restricted Global Notes”	2.01(b)

Defined in
Term	Section
“Restricted Payment”	Section 4.09(a)
“Series 1 Restricted Global Note”	2.01(b)
“Series 1 Unrestricted Global Note”	2.01(b)
“Series 2 Restricted Global Note”	2.01(b)
“Series 2 Unrestricted Global Note”	2.01(b)
“Surviving Entity”	5.01(a)(1)
“Taxes”	4.20(a)
“Tax Ordinance”	Section 4.20(b)(9)
“Total Loss”	Section 4.08(b)(10)
“transfer”	1.01
“Unrestricted Global Notes”	2.01(b)

Section 1.03	Rules of Construction.

Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c)	“or” is not exclusive;

(d)	words in the singular include the plural, and in the plural include the singular;

(e)	“will” shall be interpreted to express a command;

(f)	provisions apply to successive events and transactions; and

(g)          references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

ARTICLE 2.

THE NOTES

Section 2.01	Form and Dating.

(a)          General. The Series 1A Notes and the Trustee’s or Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Series 1B Notes and the Trustee’s or Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit B hereto. The Series 1A Notes and the Series 1B Notes shall be considered to be a single class for all purposes under this Indenture, including in respect of payments, redemption and voting, and references to the Series 1 Notes refer to the Series 1A Notes and the Series 1B Notes on a consolidated basis without distinguishing between such series. The Series 2A Notes and the Trustee’s or Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit C hereto. The Series 2B Notes and the Trustee’s or Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit D hereto. The Series 2A Notes and the Series 2B Notes shall be considered to be a single class for all purposes under this Indenture, including in respect of payments, redemption and voting, and references to the Series 2 Notes refer to the Series 2A Notes and the Series 2B Notes on a consolidated basis without distinguishing between such series. The Series 1 Notes and the Series 2 Notes shall be independent series of Notes issued under this Indenture, with the rights and subject to the limitations set forth in this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, including the provisions of the Applicable Procedures. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. Notwithstanding any other provision of this Indenture, the Global Notes will not bear any legend during such time as they are listed for trading on the TACT Institutional System.

(b)          Global Notes. Series 1A Notes issued in global form will be substantially in the form of Exhibit A hereto. Series 1B Notes issued in global form will be substantially in the form of Exhibit B hereto. Series 2A Notes issued in global form will be substantially in the form of Exhibit C hereto. Series 2B Notes issued in global form will be substantially in the form of Exhibit D hereto. Each Global Note will represent such of the outstanding Notes as will be specified therein. Each Global Note may from time to time be replaced in accordance with the Applicable Procedures with a new Global Note in the event of a reduction or increase, as appropriate, of the amount of outstanding Notes represented thereby to reflect an exchange or redemption pursuant to the terms of this Indenture. Each new Global Note shall be registered in the name of and deposited with the Depositary and shall reflect the amount of outstanding Notes represented thereby.

Except as provided in Section 2.09, the aggregate principal amount of Series 1 Notes that may be issued, authenticated and delivered under this Indenture is $371,600,000. Except as provided in Section 2.09, the aggregate principal amount of Series 2 Notes that may be issued, authenticated and delivered under this Indenture is $114,600,000. On the Issue Date, the Issuer will issue:

(1)           US$322,082,209 million aggregate principal amount of Series 1A Notes to persons that are on the Issue Date Qualifying Investors in the form of a Global Note that is registered in the name of and deposited with the Depositary, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided (the “Series 1 Unrestricted Global Note”);

(2)           US$94,659,143 million aggregate principal amount of Series 2A Notes to persons that are on the Issue Date Qualifying Investors, in the form of a Global Note that is registered in the name of and deposited with the Depositary, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided (the “Series 2 Unrestricted Global Note”, and, together with the Series 1 Unrestricted Global Note, the “Unrestricted Global Notes”);

(3)           US$3,335,990 million aggregate principal amount of Series 1B Notes to persons that are not on the Issue Date Qualifying Investors in the form of a Global Note that is registered in the name of and deposited with the Depositary, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided (the “Series 1 Restricted Global Note”); and

(4)           US$15,571,040 million aggregate principal amount of Series 2B Notes to persons that are not on the Issue Date Qualifying Investors in the form of a Global Note that is registered in the name of and deposited with the Depositary, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided (the “Series 2 Restricted Global Note”, and, together with the Series 1 Restricted Global Note, the “Restricted Global Notes”).

Without the consent of any Holder, after the Issue Date, the Issuer may issue additional Series 1 Notes and additional Series 2 Notes or increase the principal amount of either series of Notes by issuing additional Notes or replacing any Global Note, in each case up to the maximum aggregate principal amount of such series of Notes provided in this Section 2.01(b), with the same terms as the Notes issued on the Issue Date (except, to the extent applicable, with respect to the date as of which interest shall begin to accrue on such additional Notes), which Notes will, subject to the foregoing, be considered to be part of the same series of Notes as those initially issued hereunder.

The aggregate principal amount of any Global Note may from time to time be increased or decreased in accordance with the Applicable Procedures by replacement of such Global Note with a new Global Note that is duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided.

Notes represented by the Restricted Global Notes shall not be listed for trading on the TACT Institutional System.

(c)          Definitive Registered Notes. Definitive Registered Notes issued in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Series 1A Notes in Definitive Registered Notes form will be issued substantially in the form of Exhibit A hereto. Series 1B Notes in Definitive Registered Notes form will be issued substantially in the form of Exhibit B hereto. Series 2A Notes in Definitive Registered Notes form will be issued substantially in the form of Exhibit C hereto. Series 2B Notes in Definitive Registered Notes form will be issued substantially in the form of Exhibit D hereto.

(d)          Book-Entry Provisions. The Applicable Procedures shall be applicable to the recordation, transfers and exchanges of Book-Entry Interests in the Global Notes held through Participants. The rules and procedures of Euroclear and Clearstream shall be applicable to any transfer or exchange of Book-Entry Interests in the Global Notes held through Euroclear or Clearstream; provided that neither the Issuer nor the Trustee will have any obligation to monitor the application of such rules and procedures.

(e)          Denomination. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

Section 2.02         Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee or Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an authorized Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent (an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03         Registrar and Paying Agent.

The Issuer will maintain one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”) in Israel for so long as the Notes are outstanding. The initial Paying Agent in Israel for the Notes will be the Issuer. Upon the issuance of any Definitive Registered Notes, the Issuer will appoint one or more Paying Agents for the Notes in the City of London.

The Issuer will also maintain one or more registrars (each, a “Registrar”) with offices in Israel, for so long as the Notes are listed on the TACT Institutional System. The Issuer shall be the initial Registrar. The Registrar will maintain a register reflecting names and addresses of each person in whose name the Notes outstanding from time to time are issued and will facilitate transfer of Definitive Registered Notes on behalf of the Issuer, provided that in the event the Issuer is not the Registrar, the register kept by, and at the registered office of, the Issuer shall prevail in the event of any discrepancy between such register and the register held by the Registrar.

The Registrar shall also maintain a register of accrued and unpaid PIK Amounts in respect of the Series 2 Notes outstanding at any time. In connection with any repayment of PIK Amounts or repayment or redemption of Series 2 Notes pursuant to this Indenture from time to time, the Registrar shall adjust Annex A of each Series 2 Note on issue to reflect such repayment or redemption.

The Issuer may change the Paying Agent or Registrar without prior notice to the Holders. For so long as the Notes are listed for trading on the TACT Institutional System, the Issuer will publish a notice of any change of Paying Agent or Registrar in the manner permitted by the Applicable Procedures, including posting such notice on the official website of the TASE (http://maya.tase.co.il or any successor website thereto).

Section 2.04         Paying Agent to Hold Money.

The Issuer will require each Paying Agent (other than the Trustee) to agree in writing and the Issuer, solely in its capacity as Paying Agent, hereby agrees, that such Paying Agent shall hold all money held by the Paying Agent for the payment of principal, PIK Amount or interest on the Notes, and that such Paying Agent shall notify the Trustee of any default by the Issuer or any other obligor of the Notes in making any payment and at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to or at the direction of the Trustee all sums so held by such Paying Agent. The Issuer at any time may require a Paying Agent to pay all money held by it to or at the direction of the Trustee and to account for any funds disbursed by the Paying Agent. Upon doing so, the Paying Agent (if other than the Issuer, a Subsidiary or an Affiliate of any thereof) will have no further liability for the money. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Trustee (or such other entity designated by the Trustee for this purpose) will serve as Paying Agent for the Notes. A Paying Agent (if other than the Issuer, a Subsidiary or an Affiliate of any thereof) shall not be obliged to make payments pursuant to Sections Section 3.07, Section 3.08, Section 4.10 or Section 4.14 unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05         Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable and in accordance with the Applicable Procedures the most recent list available to it of the names and addresses of all Registered Holders (including Holders of Definitive Registered Notes, if any). In the event that the Issuer or a Subsidiary no longer serves as Paying Agent, the Issuer will furnish to each Paying Agent, a list of the names, addresses and outstanding balances of (i) with respect to the Notes (other than Definitive Registered Notes), the Depositary at least seven Business Days before each interest payment date and (ii) with respect to the Definitive Registered Notes, the Holders of Definitive Registered Notes, in each case, as of the record date preceding such interest payment date and in such form and as of such date as the Paying Agent may reasonably require. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, within two Business Days of each such request, a list in such form and as of such date as the Trustee may reasonably require of the names, addresses and holdings of the Registered Holders.

Section 2.06         Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by a Depositary or a nominee of such Depositary to a successor Depositary or a nominee thereof, subject to the Applicable Procedures.

Definitive Registered Notes may only be issued in the following circumstances. Following a Default by the Issuer under this Indenture, (i) holders of a Book-Entry Interest may request to exchange such Book-Entry Interest for a Definitive Registered Note by requesting such exchange in writing through the relevant Holder, if applicable, to the relevant Participant in accordance with the Applicable Procedures or (ii) the Issuer, in its sole discretion may determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes and deliver a written notice to such effect to the Trustee. Upon the occurrence of the events set forth in clauses (i) or (ii) of the preceding sentence, the Issuer shall issue or cause to be issued Definitive Registered Notes in accordance with the Applicable Procedures.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. A Global Note may not be exchanged for another Global Note or a Definitive Registered Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)          General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected in accordance with the provisions of this Indenture and the Applicable Procedures.

Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in accordance with the transfer restrictions set forth in Section 2.06(g).

(c)          Exchange of Book-Entry Interests for Definitive Registered Notes. Any exchange of a Book-Entry Interest in a Global Note for a Definitive Registered Note shall be effected in accordance with the Applicable Procedures and be subject to Section 2.01(c). In connection with any transfer or exchange of Book-Entry Interests for Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar a written Certificate of Transfer in the form of Exhibit E, duly authorized and executed (with such evidence of due authorization and execution as may be reasonably required by the Issuer and the Trustee) by such Registered Holder or by its attorney, duly authorized in writing, provided, however, that if such Registered Holder exchanges its Book-Entry Interests for Definitive Registered Notes for its own account, such Registered Holder shall not be required to present a Certificate of Transfer.

(d)         Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. Any exchange of a Definitive Registered Note for a Book-Entry Interest in a Global Note shall be effected in accordance with the Applicable Procedures and be subject to Section 2.01(c).

(e)          Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Any transfer or exchange of a Definitive Registered Note for another Definitive Registered Note shall be effected in accordance with the Applicable Procedures and be subject to Sections 2.01(c) and 2.06(b) of this Indenture.

In connection with any transfer or exchange of Definitive Registered Notes, the Registered Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written Certificate of Transfer substantially in the form of Exhibit E, duly authorized and executed (with such evidence of due authorization and execution as may be reasonably required by the Issuer and the Trustee) by such Registered Holder or by its attorney, duly authorized in writing.

The Issuer shall, in accordance with the Applicable Procedures (to the extent relevant), replace the Definitive Registered Note of the Holder transferring such Note with new Definitive Registered Notes to reflect the transfer in the amount of Notes represented thereby and register such Definitive Registered Notes in the names of the Holder transferring such Definitive Registered Note and the Person who takes delivery thereof in the form of a Definitive Registered Note.

(f)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in a Unrestricted Global Note. At any time that a Holder of beneficial interests in a Restricted Global Note is or becomes a Qualifying Investor, such Holder shall be entitled to exchange its interest in the Restricted Global Note for an interest of the same aggregate principal amount in the Unrestricted Global Note of that series (including a transfer of, or an interest in, a Series 1B Note to a Series 1A Note or a Series 2B Note to a Series 2A Note). Such transfer and exchange shall be effected reasonably promptly following (i) the delivery to the Issuer and the Trustee of a Certificate of Global Notes Exchange substantially in the form of Exhibit F, duly authorized and executed (with such evidence of due authorization and execution as may be reasonably required by the Issuer and the Trustee) by the Holder of such Restricted Global Notes or by its attorney, duly authorized in writing and (ii) the approval of the TACT Institutional System that such Notes have been admitted for listing on the TACT Institutional System (which the Issuer shall use commercially reasonable efforts to promptly procure at its sole cost and expense), all in accordance with the Applicable Procedures.

(g)         Transfer Restrictions. The following transfer restrictions shall apply to all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in this Indenture. Each holder of a Note, by its acceptance thereof, agrees to offer, sell or otherwise transfer such security, only (i) to the Issuer or (ii) to a Person that is a Qualifying Investor that purchases for its own account or for the account of a Qualifying Investor. In addition, each holder of a Note, by its acceptance thereof, agrees to offer, sell or otherwise transfer any Note that was transferred to it in reliance on Rule 144A under the U.S. Securities Act, prior to the date (the “Resale Restriction Termination Date”) that is six months after the Issue Date, solely to (i) a Person that is both a QIB and a Qualifying Investor that purchases for its own account; (ii) for the account of a QIB that is a Qualifying Investor to whom notice is given that the transfer is being made in reliance on Rule 144A; or (iii) to a Qualifying Investor pursuant to Regulation S under the U.S. Securities Act that delivers to the Issuer a written representation that such Person is both a Qualifying Investor and is outside the United States and purchasing such Notes in an offshore transaction (as defined in Regulation S under the U.S. Securities Act).

(h)         Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11.

(i)	General Provisions Relating to Transfers and Exchanges.

(1)          To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or the Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2)          No service charge will be made by the Issuer or the Registrar to a holder of a Book-Entry Interest in a Global Note, a Registered Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections Section 3.07, Section 3.08, Section 4.10 or Section 4.14).

(3)           Each Person to whom a Note is transferred (other than a Person to whom the Issuer initially issues a Note) shall be deemed to have given a confirmation to the Issuer that it is a “banking institution” or “financial institution” within the meaning of Section 1 of the Income Tax Order (Exemption) (Interest and Charter Fees for Aircraft and Ships), 1976 provided that any Person to whom a Note is (or is to be) transferred may elect not to be deemed to have given this confirmation if that Person waives its confidentiality obligation and completes and delivers to the Issuer an “Information Form” attached in the form of Exhibit H.

(4)          The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(5)          All Definitive Registered Notes issued upon any registration of transfer or exchange of Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(6)          All new Global Notes issued pursuant to Section 2.01(b) will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes surrendered upon such issuance.

(7)          The Issuer shall not be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 days prior to any date fixed for the redemption of the Notes; (B) for a period of 15 days immediately prior to any date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any interest payment date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(8)          The Trustee, any Agent and the Issuer may deem and treat the Holders as the absolute owners of the Notes for the purpose of receiving payment of principal of, PIK Amount and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(9)          All certifications and certificates required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Affiliate of the Issuer holds the Note; provided, however, that Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of the definition of “Specified Holder”, or Sections Section 3.07, Section 3.08 or 4.21.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the New York Uniform Commercial Code).

If the principal amount of any Note (and, in respect of any Series 2 Note, the PIK Amount) is considered paid under Section 4.01, such Note ceases to be outstanding and interest on it ceases to accrue.

If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof), holds, on a redemption date or maturity date, money sufficient to pay the principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, on Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Subsidiary, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Subsidiary, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

Any Notes held by the Issuer must be delivered to the Trustee for cancellation. The Registrar and each Paying Agent will forward to the Trustee any Notes surrendered to them for registration of payment. The Trustee and no one else will cancel all Notes surrendered for registration of payment, replacement or cancellation and will destroy canceled Notes. Certification of the destruction of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. Notes purchased by the Issuer will be delivered to the Trustee for cancellation. The Issuer will cause any Notes so purchased and cancelled to be withdrawn from the Depositary. The Issuer undertakes to promptly inform the TASE (as long as the Notes are admitted to trading the TACT Institutional System) of any such cancellation.

Section 2.12	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case, at the rate provided in the Notes and in Section 4.01. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The record date for payment of such defaulted interest shall be set in accordance with the Applicable Procedures. At least 15 days before the special record date (unless otherwise required by the Applicable Procedures), the Issuer shall provide a notice to holders in accordance with the Applicable Procedures and pursuant to Section 12.01, that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	ISIN Numbers

The Issuer in issuing the Notes may use ISIN numbers (or any equivalent thereof issued by the TASE) and, if so, such ISIN (or any equivalent thereof issued by the TASE) shall be included in notices of redemption or exchange as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN numbers (or any equivalent thereof issued by the TASE) printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Series 1 Restricted Global Notes, Series 1 Unrestricted Global Notes, Series 2 Restricted Global Notes and Series 2 Unrestricted Global Notes shall each have a separate ISIN.

The Issuer will promptly notify the Trustee of any change in the ISIN (or any equivalent thereof issued by the TASE).

Section 2.14	Agents

(a)         Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)         Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

Section 2.15	Ratings

The Notes have not been rated by Moody’s, S&P or any other ratings agency, and the Issuer has not undertaken that the Notes will be rated at any time.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)	the clause of this Indenture pursuant to which the redemption shall occur;

(b)	the redemption date and the record date and other information required pursuant to the Applicable Procedures;

(c)	the principal amount of Notes (and, in respect of any Series 2 Notes, the amount of the PIK Amount) to be redeemed;

(d)	the redemption price; and

(e)	the ISIN.

The redemption date for any redemption of Notes pursuant to Section 3.07 may not occur on any date that is not an interest payment date. The record date for any redemption of the Notes shall be 12 days prior to the applicable redemption date, unless otherwise provided by the Applicable Procedures.

Section 3.02	Notes to Be Redeemed or Purchased.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes redeemed.

Notices of purchase or redemption will be provided to holders pursuant to Sections 3.03 and 12.01.

In relation to Definitive Registered Notes, a new Note in principal amount (and, in respect of any Series 2 Notes, the amount of the PIK Amount) equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03	Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date for a redemption pursuant to Section 3.07, the Issuer will provide a notice of redemption to each holder whose Notes are to be redeemed, except that redemption notices may be provided more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11. Any such notice to holders shall be provided to holders pursuant to Section 12.01. The Issuer shall give such notice to the TASE at least four Business Days prior to the applicable redemption date. If the Notes are at such time listed on the TACT Institutional System, the Issuer shall give notice to the TASE of the principal amount of the Notes that have not been redeemed in connection with any optional redemption.

The notice will identify the Notes to be redeemed and corresponding ISIN (or any equivalent thereof issued by the TASE) and will state:

(a)	the redemption date and the record date;

(b)          the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid, as well as other information required to be provided under the Applicable Procedures;

(c)          if any Global Note is being redeemed in part, the portion of the principal amount (and, in respect of any Series 2 Notes, the amount of the PIK Amount) of such Global Note to be redeemed and that, after the redemption date upon surrender of such Global Note, the principal amount (and, in respect of any Series 2 Notes, the amount of the PIK Amount) thereof will be decreased by the portion thereof redeemed pursuant thereto;

(d)          if any Definitive Registered Note is being redeemed in part, the portion of the principal amount (and, in respect of any Series 2 Notes, the amount of the PIK Amount) of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount (and, in respect of any Series 2 Notes, the amount of the PIK Amount) equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note;

(e)	the Issuer’s address to which the Notes are to be surrendered for redemption;

(f)           that Definitive Registered Notes called for redemption must be surrendered to the Issuer to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(g)          that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(h)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)           that no representation is made as to the correctness or accuracy of the ISIN (or TASE equivalent thereof) listed in such notice or printed on the Notes.

Section 3.04	Redemption Payments to be made by Paying Agent; Deposit of Redemption Price.

(a)         With respect to the Notes (other than Definitive Registered Notes), the Issuer, solely in its capacity as Paying Agent shall, prior to 9:30 a.m., Tel Aviv time on the redemption date (or if any such day is not a Business Day, on the next succeeding Business Day), make payments on all Global Notes to be redeemed on that date by wire transfer of immediately available funds to the Depositary for further payments on the Global Notes through the TASECH in accordance with the Applicable Procedures and the provisions of this Indenture. The Paying Agent shall promptly notify the Trustee of its action or failure so to act.

(b)         With respect to any Definitive Registered Notes, the Issuer, solely in its capacity as Paying Agent shall, prior to 9:30 a.m., Tel Aviv time, on the redemption date (or if any such day is not a Business Day, on the next succeeding Business Day), make, or cause to have made, payments to Holders of such Definitive Registered Notes on all Definitive Registered Notes to be redeemed on that date by (i) wire transfer of immediately available funds to the accounts of such Holders listed in the registrar or as notified to the Registrar in writing prior to 9:30 a.m., Tel Aviv time, at least three Business Days prior to the redemption date or (ii) check mailed to the registered addresses of such Holders listed in the Registrar. The Issuer shall be entitled to rely on information previously supplied to it by the Holder, unless and until such Holder provides the Issuer with written updated information. The Paying Agent shall promptly notify the Trustee of its action or failure so to act.

(c)          In the event that the Issuer or a Subsidiary no longer serves as Paying Agent, the Issuer shall, prior to 9:30 a.m., Tel Aviv time, one Business Day prior to the date on which payment by the Paying Agent on the redemption date is required pursuant to Section 3.05 (or if any such day is not a Business Day, on the immediately preceding Business Day), deposit with the Paying Agent in immediately available funds money sufficient to pay the redemption price of, accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date, in a timely manner which permits the Paying Agent to remit payment on such redemption date (or if any such day is not a Business Day, on the immediately preceding Business Day), as the case may be, to (i) in the case of the Notes (other than Definitive Registered Notes), the Depositary, and (ii) in the case of any Definitive Registered Notes, to Holders of such Definitive Registered Notes, in each case, in accordance with Section 3.05. Subject to actual receipt of such funds as provided by this Section 3.04(c) by the Paying Agent, the Paying Agent shall make payments in accordance with Section 3.05.

(d)          If the Issuer, solely in its capacity as Paying Agent, complies with Section 3.05 or, if the Issuer or a Subsidiary no longer serves as Paying Agent, if the Issuer complies with Section 3.04(c), on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuer, solely in its capacity as Paying Agent, to comply with Section 3.05 or, if the Issuer or a Subsidiary no longer serves as Paying Agent, the failure of the Issuer to comply with Section 3.04(c), interest shall be paid on the unpaid principal (and, in respect of any Series 2 Notes, the amount of the unpaid PIK Amount), from the redemption date until such principal (and, in respect of any Series 2 Notes, the amount of the PIK Amount) is paid, and to the extent lawful on any interest not paid on such unpaid principal (and, in respect of any Series 2 Notes, the amount of the unpaid PIK Amount), in each case at the rate provided in the Notes and in Section 4.01.

Section 3.05	Purchase Payments to be made by Paying Agent; Deposit of Purchase Price.

(a)         The Issuer, solely in its capacity as Paying Agent shall on any purchase date (or if any such day is not a Business Day, on the next succeeding Business Day), make, or cause to have made, payments on all Global Notes to be purchased on that date in accordance with the Applicable Procedures and the provisions of this Indenture. The Paying Agent shall promptly notify the Trustee of its action or failure so to act.

(b)          In the event that the Issuer or a Subsidiary no longer serves as Paying Agent, the Issuer shall, prior to 9:30 a.m., Tel Aviv time, one Business Day prior to the date on which payment by the Paying Agent on the purchase date is required pursuant to Section 3.05(a) (or if any such day is not a Business Day, on the immediately preceding Business Day), deposit with the Paying Agent in immediately available funds money sufficient to pay the purchase price of, accrued interest and Additional Amounts, if any, on all Notes to be purchased on that date, in a timely manner which permits the Paying Agent to remit payment on such purchase date (or if any such day is not a Business Day, on the immediately preceding Business Day) in accordance with Section 3.05(a). Subject to actual receipt of such funds as provided by this Section 3.05(b) by the Paying Agent, the Paying Agent shall make payments in accordance with Section 3.05(a).

(c)          If the Issuer, solely in its capacity as Paying Agent, complies with Section 3.05(a) or, if the Issuer or a Subsidiary no longer serves as Paying Agent, if the Issuer complies with Section 3.05(b), on and after the purchase date, interest will cease to accrue on the Notes or the portions of Notes tendered for purchase. If any Note tendered for purchase is not so paid upon surrender for purchase because of the failure of the Issuer, solely in its capacity as Paying Agent, to comply with Sections 3.05(a) or, if the Issuer or a Subsidiary no longer serves as Paying Agent, the failure of the Issuer to comply with Section 3.05(b), interest shall be paid on the unpaid principal (and, in respect of any Series 2 Notes, the amount of the unpaid PIK Amount), from the purchase date until such principal (and, in respect of any Series 2 Notes, the amount of the PIK Amount) is paid, and to the extent lawful on any interest not paid on such unpaid principal (and, in respect of any Series 2 Notes, the amount of the unpaid PIK Amount), in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06	Notes Redeemed or Purchased in Part.

Subject to the terms hereof, upon surrender of a Note that is redeemed in part, (i) in the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Registered Holder thereof upon cancellation of the original Definitive Registered Note and (ii) in the case of a Global Note, a new Global Note will be issued pursuant to Section 2.01(a) and Section 2.01(b).

Section 3.07	Optional Redemption.

(a)          Subject to Section 4.21, at any time after the Issue Date upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof (and, in respect of any Series 2 Note, the PIK Amount), plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date.

(b)          A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)          Redemption of Notes pursuant to this Section 3.07 shall be made by the Issuer in the following order of priority: (i) first, to redeem the Series 1 Notes, on a pro rata basis, until such time as the Series 1 Notes are no longer outstanding, and (ii) second, to redeem the Series 2 Notes (including PIK Amounts), on a pro rata basis, until such time as the Series 2 Notes are no longer outstanding.

(d)          In addition, the Issuer may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

(e)          Unless the Issuer defaults in the payment of the redemption price, interest (including accrual of the PIK Amount) will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f)           If any redemption date is a day that is not a Business Day, the redemption date shall be the next succeeding Business Day and interest shall not accrue or be payable on the redemption amount for the period from and after the redemption date to the date of payment on the next succeeding Business Day.

(g)         The record date for any such optional redemption shall be 12 days prior to the applicable optional redemption date (unless otherwise provided by the Applicable Procedures) and no optional redemption date may occur on a date that is not an interest payment date.

Section 3.08	Mandatory Excess Cash Redemption.

(a)          On each interest payment date, the Issuer shall redeem the Notes (and, in respect of any Series 2 Note, make payments to reduce the PIK Amount) with all of its Excess Cash (if any) as determined for the immediately preceding fiscal quarter at a redemption price equal to 100% of the principal amount of the Notes so redeemed (or, in respect of the Series 2 Notes, the PIK Amount so reduced) plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, and Additional Amounts, if any. Payments shall be made by the Issuer in the following order of priority: (i) first, to redeem the Series 1 Notes, on a pro rata basis, until such time as the Series 1 Notes are no longer outstanding, and (ii) second, to redeem the Series 2 Notes (including PIK Amounts), on a pro rata basis, until such time as the Series 2 Notes are no longer outstanding.

(b)         The record date for any redemption pursuant to this Section 3.08 shall be the applicable record date in respect of such interest payment. Prior to the record date, the Issuer will deliver a notice of redemption in accordance with the procedures set out in Section 3.03, stating (i) the amount of Excess Cash to be used to redeem the Notes and (ii) the relevant redemption date.

(c)         Any payments to be made pursuant to this Section 3.08 shall be made in accordance with Section 3.04. Any payments made pursuant to this Section 3.08 shall be applied ratably to each holder of the relevant series of Notes based on the aggregate principal amount of the relevant series of Notes outstanding as of the record date established for the relevant redemption date or in the manner provided in Section 3.09.

(d)          If any payment pursuant to this Section 3.08 is required to be made on a day that is not a Business Day, such payment shall made on the next succeeding Business Day and interest shall not accrue or be payable on the principal amount (or PIK Amount if relevant) of Notes being redeemed for the period from and after the redemption date to the date of payment on the next succeeding Business Day.

(e)          Except as provided in clause (a) and Section 4.10(a)(3), the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Selection and Notice.

(a)          In the case of any partial redemption, Notes will be redeemed by a method that complies with the requirements, as certified to the Trustee and the Paying Agents by the Issuer, of the Applicable Procedures and the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate, or otherwise as required by Applicable Procedures. Neither the Trustee nor the Registrar shall be liable for any selections made by it in accordance with this paragraph

(b)          If any Definitive Registered Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Definitive Registered Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Registered Holder thereof upon cancellation of the original Note.

(c)	Notice of redemption will be published in accordance with Section 12.01.

ARTICLE 4.

COVENANTS

Section 4.01	Payment of Notes.

The Issuer will pay or cause to be paid the principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. If the Issuer or a Subsidiary acts as Paying Agent, principal, PIK Amount, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the Issuer or Subsidiary as Paying Agent complies with Section 2.04. If the Issuer or a Subsidiary is not acting as Paying Agent, principal, PIK Amount, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent holds as of 9:30 a.m., Tel Aviv time, one Business Day prior to the relevant date set forth in Section 3.04 or Section 3.05, as applicable (or if any such day is not a Business Day, on the next succeeding Business Day), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, PIK Amount, premium, if any, and interest and Additional Amounts, if any, then due.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and PIK Amount at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuer will maintain the offices and agencies specified in Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Definitive Registered Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in Israel for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the office of the Issuer (the address of which is specified in Section 12.01) as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03	Provision of Information.

(a)	So long as any Notes are outstanding, the Issuer will furnish to the Trustee:

(1)          within 90 days after the end of the Issuer’s fiscal year beginning with the fiscal year ended December 31, 2014, (i) the audited consolidated balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including complete footnotes (including a related party transactions footnote) to such financial statements and the report of the independent auditors on the financial statements, (ii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and significant accounting policies, and key operating metrics, and (iii) a statement of the determination of the amounts of Excess Cash, Cash, Notional Equity Portion, Reserve Account Eligible Funds and funds on deposit in the Reserve Account as of the fiscal year end (including reasonable detail as to any changes since the preceding fiscal quarter end);

(2)          within 60 days following the end of the first three fiscal quarters in each fiscal year of the Issuer beginning with the quarter ending September 30, 2014, (i) all quarterly financial statements of the Issuer containing an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods (which may be presented on a pro forma basis), together with condensed footnote disclosure, (ii) an operating and financial review of the quarterly financial statements, including a discussion of the results of operations, financial condition and liquidity and capital resources, and key operating metrics; and (iii) a statement of the determination of the amounts of the Excess Cash, Cash, Notional Equity Portion, Reserve Account Eligible Funds and funds on deposit in the Reserve Account as of the fiscal quarter end (including reasonable detail as to any changes since the preceding fiscal quarter end); and

(3)          promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and the Restricted Subsidiaries, taken as a whole, or any senior executive officer or Board of Directors changes at the Issuer or change in auditors of the Issuer or any other material event that the Issuer announces publicly, a report containing a description of such event.

(b)            All historical financial statements shall be prepared in accordance with IFRS on a consistent basis for the periods presented. Except as provided for above, no report need include separate financial statements for the Issuer or Subsidiaries of the Issuer.

(c)            Contemporaneously with the furnishing of each such report required by clause (a), the Issuer will also (i) file a press release with the appropriate internationally recognized wire services (including, without limitation, through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency) in connection with such report and (ii) post each such report on a website as may be then maintained by the Issuer for that purpose.

(d)            The Issuer will use its commercially reasonable efforts to, within 10 Business Days after the delivery of each report pursuant to Section 4.03(a)(1) and (2) above, conduct a conference call to discuss such report and the results of operations for the relevant reporting period.

(e)            In addition, so long as the Notes remain outstanding and during any period during which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) under the Exchange Act, the Issuer shall furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

Section 4.04           Compliance Certificate; Notice of Default.

(a)            The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer commencing with the fiscal year ending December 31, 2014, an Officer’s Certificate indicating whether the signer knows of any Default that occurred during the previous year and, if so, specifying the nature thereof.

(b)            Upon becoming aware of any Default or Event of Default, the Issuer shall promptly (and in any event no later than 10 days after becoming aware thereof) deliver to the Trustee a statement specifying such Default or Event of Default.

Section 4.05           Taxes.

The Issuer will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06           Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07            Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)            pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligations owed to the Issuer;

(2)            make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3)            sell or transfer any of its property or assets to the Issuer (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction).

(b)            Section 4.07(a) will not prohibit any encumbrance or restriction:

(1)            pursuant to any agreement or instrument existing or entered into on or before the Issue Date (including the Notes, the Guarantees, and this Indenture), as each of the agreements or instruments referred to in this clause (1) are in effect as of Issue Date;

(2)            pursuant to any agreement or instrument of a Person, or relating to Debt or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Issuer or any Restricted Subsidiary or was designated as a Restricted Subsidiary, or which agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Debt was incurred to finance, or otherwise in connection with or in contemplation of, such acquisition, merger or consolidation);

(3)            pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Debt Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clauses (1) or (2) of this Section 4.07 or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the holders taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates or will not adversely effect in any material respect, the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by the Board of Directors of the Issuer);

(4)            (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by this Indenture, (iii) contained in mortgages, pledges or other security agreements securing Debt of the Issuer or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary, (v) pursuant to purchase money obligations, Capitalized Lease Obligations or mortgage financings that impose encumbrances or restrictions on the property or assets so acquired (or on the shares of any Restricted Subsidiaries whose principal assets are the property or assets so acquired), (vi) on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including, but not limited to, any Charter Lease, lease, sale and leaseback, asset sale, stock sale, joint venture and other similar agreements entered into in the ordinary course of business), (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or such Restricted Subsidiary or (ix) pursuant to Hedging Obligations;

(5)            with respect to any Debt of the Issuer or Restricted Subsidiary incurred subsequent to the Issue Date pursuant to the provisions of Section 4.08 (i) in respect of the subordination provisions, if any, of such Debt, or (ii) if such encumbrance or restriction is customary in comparable financings (as determined in good faith by the Board of Directors of the Issuer) and such encumbrance or restriction will not adversely affect in any material respect, the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by the Board of Directors of the Issuer);

(6)            with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7)            by reason of any applicable law, rule, regulation (including, without limitation, any exchange controls) or the terms of any license, authorization, concession, permit or order required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses; or

(8)            any encumbrance or restriction existing by reason of any Lien permitted under Section 4.12 that limits the right of the debtor to dispose of the assets subject to such Liens.

Section 4.08            Limitation on Debt.

(a)            The Issuer will not, and will not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Debt (including any Acquired Debt); provided that the Issuer and any Restricted Subsidiary will be permitted to incur Debt (including Acquired Debt) if (A) the Issuer has repaid, repurchased (and cancelled) or redeemed $100 million or more of Notes following the Issue Date and (B) after giving effect to the incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, (i) the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Subsidiaries for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Debt, taken as one period, would be greater than 1.15 to 1.0, and (ii) the Consolidated Leverage Ratio of the Issuer and its Subsidiaries is not greater than (x) 4.25 to 1.0 (if the date of incurrence is prior to or on December 31, 2017), (y) 4.00 to 1.0 (if the date of incurrence is after December 31, 2017 but prior to or on December 31, 2018), or (z) 3.75 to 1.00 (if the date of incurrence is after December 31, 2018), in each case, at the time of incurrence of such Debt.

(b)            Section 4.08(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)            the incurrence by the Issuer of Debt represented by the Notes issued on the Issue Date and the Guarantee of the Notes by any Restricted Subsidiary and any Debt incurred by the Issuer through the accrual of PIK Amount, in accordance with this Indenture;

(2)            the incurrence by the Issuer or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the sum of (i) $60 million, plus (ii) the greater of (A) $100 million and (B) 85% of the book value of Eligible Receivables provided that such amount shall not exceed $150 million, plus (iii) in the case of any refinancing of any Debt permitted under this clause (2) or any portion thereof, the aggregate amount of any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing:

(3)            the incurrence by the Issuer or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Debt, in each case, incurred or assumed to finance the purchase, acquisition, construction or improvement of real or personal, movable or immovable, property or assets (excluding any Vessel or container used in the business of the Issuer or any Restricted Subsidiary); provided that the amount of such Debt so incurred, when aggregated with other Debt previously incurred in reliance on this clause (3) and still outstanding (including any Permitted Refinancing Debt in respect thereof, but, for the avoidance of doubt, excluding any Debt incurred in reliance on clauses (5) or (9) of this paragraph (b)), shall not in the aggregate exceed the Permitted Non-Vessel Capitalized Amount;

(4)            the incurrence by the Issuer or any Restricted Subsidiary of intercompany Debt between the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that (i) if the Issuer or a Guarantor is the obligor on any such Debt and the payee is not the Issuer or a Guarantor, such Debt is unsecured and (ii) (x) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing by the Issuer or a Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an incurrence of such Debt not permitted by this clause (4);

(5)            any (i) Tranche A Debt and (ii) other Debt of the Issuer or any Restricted Subsidiary (other than Debt described in clauses (1) and (2) of this Section 4.08(b)), in each case, outstanding on the Issue Date after giving effect to the Transactions;

(6)            guarantees of the Issuer’s Debt or Debt of any Restricted Subsidiary (in each case, other than Subordinated Debt) by the Issuer or any Restricted Subsidiary that is otherwise permitted to be incurred under this Indenture;

(7)            the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from customary agreements providing for guarantees, indemnities or obligations in respect of earn-outs or other purchase price adjustments or, in each case, similar obligations, in connection with the acquisition or disposition of any business or assets or Person or any shares of Capital Stock of a Subsidiary, other than guarantees or similar credit support given by the Issuer or any Restricted Subsidiary of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (7) will at no time exceed the net proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received from such disposition;

(8)            the incurrence by the Issuer or any Restricted Subsidiary of Debt under Hedging Obligations;

(9)            the incurrence by the Issuer or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Debt, in each case, incurred in connection with the financing of all or any part of the purchase price, charter expense, lease expense, rental payments or cost of design, construction, installation or improvement of Vessels or containers used in the business of the Issuer or any of its Restricted Subsidiaries (including any reasonable related fees or expenses incurred in connection therewith), whether through the charter of, leasing of, or the direct purchase of, or of the Capital Stock of any Person owning (directly or indirectly), such Vessels or containers (including any Debt deemed to be incurred in connection with such purchase) (it being understood that any such Debt may be incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any such Vessel or container); provided that the principal amount of Debt incurred pursuant to this clause (9), does not, at the time of incurrence, exceed:

(A)         except in respect of Capitalized Lease Obligations in respect of Vessels, (i) in the case of a completed Vessel, 85% of its Fair Market Value, and (ii) in the case of an uncompleted Vessel, 85% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Issuer or any Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel incurred in connection with its acquisition and/or being placed into the service, which Ready for Sea Costs shall not exceed 5% of the Fair Market Value of such Vessel following the spending of such Ready for Sea Costs;

(B)         in respect of Capitalized Lease Obligations in respect of Vessels, (i) in the case of a completed Vessel, 100% of its Fair Market Value, and (ii) in the case of an uncompleted Vessel, 85% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Issuer or any Restricted Subsidiary , plus any other Ready for Sea Cost of such Vessel incurred in connection with its acquisition and/or being placed into the service, which Ready for Sea Costs shall not exceed 5% of the Fair Market Value of such Vessel following the spending of such Ready for Sea Costs; and

(C)         (i) in the case of a completed container, 100% of its Fair Market Value and (ii) in the case of an uncompleted container, 100% of the contract price for the acquisition of such container, as determined on the date on which the agreement for construction of such container was entered into by the Issuer or any Restricted Subsidiary;

provided that the Issuer and its Restricted Subsidiaries shall not be permitted to incur any Debt pursuant to this clause (9) in respect of the acquisition or lease (by Capitalized Lease Obligation) of any Vessel not then owned or leased by it unless:

(i)  (if the Vessel is to be purchased by the Issuer or any of its Restricted Subsidiaries) at least 15% of the Fair Market Value of such Vessel is funded from Reserve Account Eligible Funds; and

(ii)  (if the Vessel is to be leased by Capitalized Lease Obligation by the Issuer or any of its Restricted Subsidiaries) an amount equal to the Notional Equity Portion of such Vessel could be funded from Reserve Account Eligible Funds;

provided further that this clause (9) shall not restrict the Issuer or any Restricted Subsidiary from incurring Debt pursuant to this clause (9) (so long as the provisions of clauses (9)(A) or (9)(B) (as relevant) are complied with) in connection with the acquisition or lease by Capitalized Lease Obligation of any Agreed New Vessel;

(10)            the incurrence by the Issuer or any Restricted Subsidiary of Debt to finance the replacement (through construction or acquisition) of a Vessel upon the total loss, destruction, condemnation, confiscation, requisition for title (but not for hire), seizure or forfeiture of, or other taking of title or use of, such Vessel (collectively, a “Total Loss”) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Issuer or any of its Restricted Subsidiaries from any Person in connection with such Total Loss in excess of amounts actually used to repay Debt secured by the Vessel subject to such Total Loss and any costs and expenses incurred by the Issuer or any of its Restricted Subsidiaries in connection with such Total Loss, provided, that such Debt shall not exceed (i) in the case of a completed Vessel, 85% of its Fair Market Value, and (ii) in the case of an uncompleted Vessel, 85% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Issuer or any Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel incurred in connection with its acquisition and/or being placed into the service, which Ready for Sea Costs shall not exceed 5% of the Fair Market Value of such Vessel following the spending of such Ready for Sea Costs;

(11)            the incurrence by the Issuer or any Restricted Subsidiary of Debt in relation to (i) regular maintenance required on any of the Vessels owned or chartered by the Issuer or any of its Restricted Subsidiaries, (ii) scheduled dry-docking of any of the Vessels owned or chartered by the Issuer or any of its Restricted Subsidiaries provided that such Debt shall not exceed $500,000 per dry-docking and (iii) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels;

(12)            the incurrence by the Issuer or any Restricted Subsidiary of Debt through the provision of bonds, guarantees, letters of credit or similar instruments required by the United States Federal Maritime Commission or other governmental or regulatory agencies, including, without limitation, customs authorities, in each case, for Vessels owned or bareboat chartered-in by, the Issuer or any of its Restricted Subsidiaries, in each case, in the ordinary course of business (as determined by the Board of Directors of the Issuer);

(13)            the incurrence by the Issuer or any of its Restricted Subsidiaries of Debt in the form of customer deposits and advance payments received in the ordinary course of business from customers for services purchased in the ordinary course of business;

(14)            the incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, pension obligations, environmental remediation or other environmental obligations, captive insurance companies, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(15)            the incurrence by the Issuer or any Restricted Subsidiary of Debt arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within fifteen Business Days of incurrence, (ii) bankers’ acceptances, bids, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (iii) completion guarantees or performance or appeal bonds or guarantees provided or letters of credit obtained by the Issuer or any Restricted Subsidiary (including in connection with contractual obligations to customers) in the ordinary course of business, (iv) customs, VAT or other tax guarantees in the ordinary course of business, (v) the financing of insurance premiums in the ordinary course of business and (vi) any customary cash management, cash pooling or netting or setting off arrangements;

(16)            Debt of any Person incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of the Issuer or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any Restricted Subsidiary; provided, however, with respect to this clause (16), that at the time of such acquisition or other transaction pursuant to which such Debt is deemed to be incurred, (x) the Issuer could incur at least $1.00 of additional Debt under Section 4.08(a), after giving pro forma effect to such acquisition or other transaction or (y) the Consolidated Fixed Charge Coverage Ratio would not be less than, and the Consolidated Leverage Ratio would not be more than, it was immediately prior to giving effect to such acquisition or other transaction;

(17)            the incurrence by the Issuer or any Restricted Subsidiary of Debt in relation to the provision in the ordinary course of business of bonds, guarantees, letters of credit or similar obligations required to remove Liens asserted by third parties in connection with ship arrests or other vessel detentions;

(18)            the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Debt incurred to renew, refund, replace, refinance, defease or discharge Debt (other than Asset Debt) incurred by it pursuant to, or described in, paragraph (a) and clauses (b)(1), (b)(3), (b)(5), (b)(16) and this (b)(18) of this Section 4.08, as the case may be;

(19)            the incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Asset Debt incurred to renew, refund, replace, refinance, defease or discharge Asset Debt incurred by it or otherwise outstanding pursuant to, or described in, clauses (b)(5), (b)(9), (b)(10), (b)(16) and this (b)(19) of this Section 4.08, as the case may be, provided that the aggregate principal amount of Permitted Asset Refinancing Debt in respect of Debt outstanding on the Issue Date in reliance on clause (b)(5) shall not exceed (i) $209.2 million, plus the aggregate amount of any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; and

(20)            the incurrence by the Issuer or any Restricted Subsidiary of Debt (other than and in addition to Debt permitted under clauses (b)(1) through (19) of this Section 4.08) in an aggregate principal amount at any one time outstanding not to exceed the Permitted General Debt/Lien Amount.

(c)            Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the obligation to pay commitment fees, the reclassification of preferred stock as Debt due to a change in accounting principles and the payment of interest or dividends in the form of additional Debt or in the form of additional shares of the same class will not be deemed to be an incurrence of Debt for purposes of this Section 4.08.

(d)            None of the Issuer or any Restricted Subsidiary will incur any Debt (i) that is contractually subordinated in right of payment to any other Debt of the Issuer or any Guarantor unless such Debt is also contractually subordinated in right of payment to the Notes and the Guarantees, (ii) if the proceeds are used, directly or indirectly, to refinance Subordinated Debt unless such Debt will be subordinated to the Notes and the Guarantees to at least the same extent as such Subordinated Debt or (iii) if the proceeds are used, directly or indirectly, to refinance Specified Subordinated Debt.

(e)            For purposes of determining compliance with any restriction on the incurrence of Debt in U.S. dollars where Debt is denominated in a different currency, the amount of such Debt will be the Dollar Equivalent determined on the date of such determination; provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to U.S. dollars) covering principal amounts payable on such Debt, the amount of such Debt expressed in U.S. dollars will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt or Permitted Refinancing Asset Debt (as the case may be) incurred in the same currency as the Debt being refinanced will be the Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially incurred, except to the extent that such Dollar Equivalent was determined based on a Currency Agreement (with respect to U.S. dollars), in which case the amount of such Permitted Refinancing Debt or Permitted Refinancing Asset Debt (as the case may be) will be adjusted to take into account the effect of such agreement. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this Section 4.08, increases in Debt solely due to fluctuations in the exchange rates of currencies or currency values will not be deemed to exceed the maximum amount that the Issuer or a Restricted Subsidiary may incur under Section 4.08.

(f)	For purposes of determining any particular amount of Debt under this Section 4.08:

(1)            obligations with respect to letters of credit, guarantees or Liens, in each case, supporting Debt otherwise included in the determination of such particular amount will not be included; and

(2)            obligations with respect to guarantees of, or Liens provided in support of, any Debt shall be determined without duplication of the Debt being guaranteed or secured.

(g)	The amount of any Debt outstanding as of any date will be:

(1)            in the case of any Debt issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(2)	the principal amount of the Debt, in the case of any other Debt; and

(3)            in respect of Debt of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the amount of the Debt of the other Person.

(h)            If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Debt of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Debt is not permitted to be incurred as of such date under this Section 4.08, the Restricted Subsidiary shall be in Default of this covenant).

(i)             In the event that an item of Debt meets the criteria of more than one of the categories of “Permitted Debt” described in Section 4.08(b)(1) through (b)(20) above, or is entitled to be incurred pursuant to Section 4.08(a), the Issuer will be permitted to classify such item of Debt on the date of its incurrence in any manner that complies with this Section 4.08.

(j)             Notwithstanding the foregoing, Debt outstanding under the Local Facilities on the Issue Date shall be deemed to have been incurred under Section 4.08(b)(2).

Section 4.09           Limitation on Restricted Payments

(a)            The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(1)            declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) (other than (i) to the Issuer or any Restricted Subsidiary or (ii) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than the Issuer or such Restricted Subsidiary would receive on a pro rata basis), except for dividends or distributions payable solely in shares of the Issuer’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(2)            purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Issuer’s Capital Stock or any Capital Stock of any direct or indirect parent company of the Issuer or any other Affiliate of such parent held by persons other than the Issuer or a Restricted Subsidiary or any options, warrants or other rights to acquire such shares of Capital Stock;

(3)            make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (excluding any intercompany debt between or among the Issuer or any of its Restricted Subsidiaries) except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of Debt purchased in anticipation of satisfying a scheduled sinking fund obligation, principal installment or scheduled maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4)             make any Investment (other than any Permitted Investment) in any Person.

(b)            Notwithstanding Section 4.09(a), so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the Issuer and any Restricted Subsidiary may take the following actions:

(1)            the making of any Investment in exchange for, or out of or with the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Capital Stock, or from the substantially concurrent contribution of common equity capital to the Issuer;

(2)            the purchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt (other than the Specified Subordinated Debt) in exchange for, or out of the net cash proceeds of an incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt or Permitted Refinancing Asset Debt (as the case may be);

(3)            the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt of the Issuer or any Restricted Subsidiary (other than any Subordinated Debt held by Affiliates of the Issuer) upon a change of control or asset sale to the extent required by the agreements governing such Debt, but only if the Issuer shall have complied with Section 4.10 or Section 4.14, as the case may be, and the Issuer repurchased all Notes tendered pursuant to the offer required by such covenants prior to offering to purchase, purchasing or repaying such Debt;

(4)            the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(5)            payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of issuing fractional shares upon (i) the exercise of options or warrants or (ii) the exchange or conversion of Capital Stock of any such Person;

(6)            advances or loans to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Capital Stock of the Issuer or a Restricted Subsidiary; provided that the total aggregate amount of Restricted Payments made under this clause (6) does not exceed $2.5 million in any calendar year (up to a maximum of $15 million in the aggregate from the Issue Date);

(7)            the repurchase, redemption or other acquisition or retirement for value of any Qualified Capital Stock of the Issuer or of any of its Restricted Subsidiaries held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Qualified Capital Stock may not exceed $2.5 million in any calendar year (up to a maximum of $15 million in the aggregate from the Issue Date); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Qualified Capital Stock of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer; and

(8)            payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with Article 5.

(c)            If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment will be the Fair Market Value of the asset to be transferred as of the date of transfer.

Section 4.10           Limitation on Sales of Assets.

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1)          (i) as of the date of the entry into any binding commitment to make an Asset Sale, no Default or Event of Default has occurred and is continuing, or would result from such Asset Sale and (ii) the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold or Capital Stock issued or sold or otherwise disposed of;

(2)           other than in respect of a Permitted Asset Swap, at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale consists of (i) cash; (ii) Cash Equivalents; (iii) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 120 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; (iv) the assumption by the purchaser of any liabilities, as recorded on the balance sheet of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes), that are assumed by the transferee of any such assets and as a result of which the Issuer and its Restricted Subsidiaries are no longer obligated with respect to such liabilities; (v) Debt of any Restricted Subsidiary (that would appear on the Issuer’s statement of financial position) that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of such Debt in connection with such Asset Sale; or (vi) a combination of the consideration specified in clauses (i) to (v);

(3)            in respect of any asset other than an asset purchased following the Issue Date with funds on deposit in the Reserve Account or any asset purchased pursuant to Section 4.10 (a)(4)(B) or (C) (an “After Acquired Asset”), if the aggregate amount of Eligible Proceeds received by the Issuer or a Restricted Subsidiary from all Asset Sales governed by this clause (a)(3) in any calendar year exceeds $10 million, the Issuer shall use 50% of the Eligible Proceeds from all Asset Sales governed by this clause (a)(3) in such year to promptly redeem or repurchase Notes pursuant to (and subject to the requirements of) Section 3.07 (and any proceeds from Assets Sales governed by this clause (a)(3) that are not required to be used to redeem Notes may be deposited into the Reserve Account); and

(4)            in respect of any After Acquired Asset, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply (or in the case of clauses (B), (C) and (D) (insofar as it relates to (B) and/or (C)), commit to apply in a binding commitment; provided, however, that such Net Proceeds are used within 180 days from the date of such binding commitment if later than 365 days) such Net Proceeds:

(A)        to repay, repurchase, prepay or redeem (i) Debt of a Restricted Subsidiary of the Issuer that is not a Guarantor or (ii) Debt of the Issuer or a Restricted Subsidiary that is secured by property or assets that do not secure the Notes, provided, in each case, that, if the Debt repaid is revolving credit Debt, the Issuer or such Restricted Subsidiary will correspondingly reduce commitments with respect thereto;

(B)         to acquire all or substantially all of the assets of, or any Capital Stock of, another Person conducting a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Issuer;

(C)         to make a capital expenditure or to acquire assets (other than Capital Stock) that are not classified as current assets under IFRS and that are used or useful in a Permitted Business; or

(D)         any combination of (A), (B) and (C).

Pending the final application of any Net Proceeds from an Asset Sale governed by this Section 4.10(d), the Issuer (or the applicable Restricted Subsidiary) shall deposit such proceeds in an account that is segregated from general cash assets of the Issuer (or the applicable Restricted Subsidiary).

Any Net Proceeds from Asset Sales governed by this clause (4) that are not applied or invested as provided in this clause (4) will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all holders of Notes and may make an offer to all holders of other Debt that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Debt (plus all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. An Asset Sale Offer will be to all holder of Notes, provided that the Issuer will not purchase (and will not be obligated to purchase) Series 2 Notes until all Series 1 Notes that have been tendered in the Asset Sale Offer have been purchased (or will be purchased concurrently with the purchase of the Series 2 Notes). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (and PIK Amount), plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may deposit such funds in the Reserve Account. If the aggregate principal amount of Notes (and PIK Amount) and other pari passu Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer exceeds the amount of Net Proceeds so applied, the Notes and such other pari passu Debt shall be purchased on a pro rata basis (with all Series 1 Notes being purchased before or contemporaneously with any Series 2 Notes are purchased), as determined by the Issuer, based on the amounts tendered or required to be prepaid or redeemed, with the Notes of the same series to be redeemed to be selected by the Trustee on a similar pro rata basis as among participating holders of Notes, or as otherwise required by Applicable Procedures. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(b)           The Issuer will comply with such securities laws and regulations as may be applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer will comply with such applicable securities laws and regulations and will be deemed not to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11           Limitation on Affiliate Transactions.

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions involving an aggregate value in excess of $5.0 million (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(1)            except in respect of any Affiliate Transaction governed by clause (4), the terms of such Affiliate Transaction are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a comparable transaction with a Person who is not such an Affiliate;

(2)            except in respect of any Affiliate Transaction governed by clause (4), if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the Issuer delivers to the Trustee a resolution of the Board of Directors of the Issuer and an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11;

(3)            except in respect of any Affiliate Transaction governed by clause (4), if such Affiliate Transaction involves aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee a fairness opinion provided by an accounting, appraisal or investment banking firm of international standing with respect to such Affiliate Transaction; and

(4)            if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the Issuer receives the consent of the Majority Holders.

(b)            For purposes of Section 4.11(a)(2), any Affiliate Transaction will only be deemed to have satisfied the requirements set forth in clause (a)(2) if (A) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (B) in the event there are no Disinterested Directors, a fairness opinion is provided by an accounting, appraisal or investment banking firm of international standing with respect to such Affiliate Transaction.

(c)	Section 4.11(a) will not apply to:

(1)            any Restricted Payments (other than Restricted Payments pursuant to Section 4.09(b)(2)) or Permitted Investments (other than Investments in any Designated Person);

(2)            (A) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, stock option plan, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director of or to the Issuer or any Restricted Subsidiary heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (B) the payment of compensation, performance, indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (C) the payment of reasonable and customary fees to directors of the Issuer or any of its Restricted Subsidiaries (as determined in good faith by the Issuer or such Restricted Subsidiary), or (D) Management Advances and payments, waivers or transactions with respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(3)            any transaction between or among any of the Issuer, one or more Restricted Subsidiaries and any entity that will become a Restricted Subsidiary as part of such transaction;

(4)	any transaction arising out of agreements or instruments in effect on the Issue Date;

(5)            any transaction with customers, clients, suppliers or purchasers or sellers of assets or services (other than in respect of the purchase, sale or leases of any Vessel, provision of management services and the payment of brokerage fees), in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, on terms that are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Disinterested Directors, or not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction from a Person who is not an Affiliate of the Issuer in the reasonable determination of the Disinterested Directors;

(6)	the Transactions and the payment of all fees and expenses related to the Transactions;

(7)            the entry into and the performance of the IC Receivables Facility, and sales of accounts receivable, or participations therein, in connection with any factoring transaction or receivables securitization facilities (including the IC Receivables Facility) permitted by Section 4.08(b)(2); and

(8)            issuances or sales of Capital Stock (other than Redeemable Capital Stock) of the Issuer and any contribution of capital to the Issuer or any Restricted Subsidiary in compliance with the other provisions of this Indenture.

Section 4.12           Limitation on Liens.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens securing Debt that ranks pari passu with or senior to the Notes) securing Debt upon any of their property or assets, whether owned at or acquired after the Issue Date unless (i) such Debt ranks pari passu in right of payment with the Notes and (ii) the Issuer’s obligations in respect of the Notes and the Guarantor’s obligations in respect of the Guarantees and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien until such time as such obligations are no longer secured by a Lien.

Section 4.13           Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each Guarantor, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Guarantor.

Section 4.14          Change of Control.

(a)            If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all (or any part elected by the holder) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount (and, in respect of the Series 2 Notes, the PIK Amount) thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to Section 3.05 and Section 4.21, and the Applicable Procedures.

(b)            Unless the Issuer has exercised its right to redeem all the Notes in accordance with Section 3.07 of this Indenture and all conditions to such redemption have been satisfied or waived, within 30 days following any Change of Control, the Issuer will deliver a notice to each holder of the Notes at such holder’s registered address or otherwise deliver a notice in accordance with the procedures described under Section 3.09, stating, among other things:

(1)            that a Change of Control has occurred and the date of such event;

(2)            the circumstances and relevant facts regarding such Change of Control (including, but not limited to, applicable information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

(3)            the purchase price and the purchase date which shall be fixed by the Issuer on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is provided, or such later date as is necessary to comply with requirements under the U.S. Exchange Act or any other applicable rule, regulation or law of any applicable jurisdiction or exchange or trading platform;

(4)            that any Note not tendered will continue to accrue interest and unless the Issuer defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(5)            any other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

(c)            On the Change of Control Purchase Date, the Issuer shall, to the extent lawful and in accordance with the procedures set forth in its notice:

(1)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)            make payments in an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(3)            deliver or cause to be delivered to the Trustee the Notes properly accepted (or the relevant portion thereof) for cancellation;

(4)            promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the holder of Notes in global form or to each holder of certificated Notes; provided that each new Note will be in a principal amount of $1.00 or in integral multiples of $1.00 in excess thereof; and

(5)            deliver to the Trustee an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer and cancelled, if any.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(d)            On the Change of Control Purchase Date, the Paying Agent will promptly mail (or cause to be delivered) to each holder of Notes properly tendered the Change of Control Purchase Price for such Notes.

(e)            Notwithstanding anything to the contrary in this Section 4.14, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party (including, for the avoidance of doubt, any Restricted Subsidiary) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer,.

(f)            Notwithstanding anything to the contrary in this Section 4.14, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(g)            The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the U.S. Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 4.14 (other than the obligation to make an offer pursuant to this Section 4.14), the Issuer will comply with the securities laws and regulations and will not be deemed to have breached its obligations described in this Section 4.14 by virtue thereof.

Section 4.15          Limitation on Agreements Restricting the Accrual of the PIK Amount.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into, or directly or indirectly suffer to exist or otherwise cause to or become effective, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, note, agreement or other evidence of indebtedness, lease, contract, or other agreement or instrument by which it or any of its properties may be bound, and shall not amend its charter or by-laws, such that the accrual of the PIK Amount (or other increase in the principal amount of Series 2 Notes in respect thereof, as applicable) would constitute a breach or default under any of the terms or provisions of any such contract, agreement, instrument or constitutive document and such breach or default would adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes as they become due.

Section 4.16          Payments for Consents.

(a)            The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid and is paid to all holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; provided that if such amendment or waiver only affects one series of Notes (and the consent of only one series of Notes is required under this Indenture as provided under Section 9.02), such consideration need only be offered to that series of Notes.

(b)            Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, to exclude holders (and not offer to pay consideration to such holders) in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an exchange offer or offer to purchase for cash, or (ii) the payment of the consideration therefor (A) would require the Issuer or any of its Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the U.S. federal securities laws and the laws of the European Union or its member states), which the Issuer in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

Section 4.17          Permitted Business.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any type of business other than a Permitted Business.

Section 4.18          Additional Guarantees by Restricted Subsidiaries

(a)           The Issuer shall cause any Restricted Subsidiary that (a) is a Material Subsidiary (other than any Subsidiary that is a Material Subsidiary on the Issue Date), or (b) guarantees any Credit Facilities or Public Debt of the Issuer or any other Restricted Subsidiary in an amount that exceeds US$5.0 million in the aggregate (other than any Asset Debt), in each case of (a) or (b), to execute and deliver a supplemental indenture providing for the Guarantee of the Notes by such Restricted Subsidiary.

(b)           The Issuer will not be obligated to cause such Restricted Subsidiary to guarantee the Notes to the extent that such guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in (i) a violation of applicable law which, in any case, cannot be prevented or otherwise avoided in the applicable jurisdiction through measures reasonably available to the Issuer or the Restricted Subsidiary; (ii) any personal liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); (iii) a requirement under applicable law, rule or regulation to obtain or prepare financial statements or financial information of such Person to be included in any required filing with a legal or regulatory authority that the Issuer is not able to obtain or prepare without unreasonable expense; or (iv)          any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filing required as a result of, or any measures pursuant to clause (i) undertaken in connection with, such Guarantee.

(c)           Any such Guarantee may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law, as determined in good faith by the Board of Directors of the Issuer in its sole discretion.

(d)           A Guarantor’s Guarantee (and the Guarantee, if any, of any Subsidiary of such Guarantor) will be released in accordance with Section 10.04.

Section 4.19          Designation of Unrestricted and Restricted Subsidiaries

(a)           The Board of Directors of the Issuer may designate any Restricted Subsidiary (other than a Guarantor) to be an Unrestricted Subsidiary if and only to the extent: (a) that such designation would not cause a Default; (b) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Debt of, or hold any Lien on any Property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Restricted Subsidiary to be so designated; (c) such Subsidiary has no Debt other than Non-Recourse Debt; (d) except as permitted by Section 4.11, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (e) such Subsidiary is a Person to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified level of operating results; (f) such Subsidiary does not own any material assets; and (g) such Subsidiary has not guaranteed or otherwise directly or indirectly provided any credit support for any Debt of the Issuer or any Restricted Subsidiary.

(b)           If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments that may be made under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that re-designation would not cause a Default.

(c)           Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with this Section 4.19 and was permitted by Section 4.09.

(d)          The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Debt is permitted under Section 4.08, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.20          Withholding Taxes.

(a)            All payments that the Issuer makes under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied on such payments by or on behalf of any jurisdiction in which the Issuer or any Guarantor is incorporated, resident or doing business for tax purposes or from or through which any payment on the Notes is made (including the jurisdiction of any Paying Agent) or by or within any political subdivision or governmental authority of or in any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If any amounts for or on account of Taxes imposed or levied on behalf of a Relevant Taxing Jurisdiction are required to be withheld or deducted from any payment made under or with respect to the Notes or any Guarantee, the Issuer or the Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder of the Notes after such withholding or deduction (including any withholding or deduction in respect of any Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

(b)            Notwithstanding Section 4.20(a), neither the Issuer nor any Guarantor will, however, pay Additional Amounts in respect or on account of:

(1)            any Taxes, to the extent such Taxes are imposed or levied by a Relevant Taxing Jurisdiction by reason of the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction, including, without limitation, the holder or beneficial owner being, or having been, a citizen, national, or resident, being, or having been, engaged in a trade or business, being, or having been, physically present in or having or having had a permanent establishment in a Relevant Taxing Jurisdiction (but not including, in each case, any connection arising from the mere receipt, ownership, holding or disposition of Notes, or by reason of the receipt of any payments in respect of any Note or any Guarantee, or the exercise or enforcement of rights under any Notes or any Guarantee);

(2)            any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following the Issuer’s or Guarantor’s written request addressed to the relevant holder or beneficial owner made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request, to comply with any certification, identification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible to do so), whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(3)            any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)            any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;

(5)            any Tax imposed on or with respect to any payment by the Issuer or Guarantor to the holder if such holder is a fiduciary, partnership, limited liability company or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Note;

(6)            any Tax that is imposed on or with respect to a payment made to a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another paying agent in a member state of the European Union;

(7)            any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required in order to receive payment) more than 30 days after the relevant payment is first made available to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 days’ period);

(8)            any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any Directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such Directive; or

(9)            any holder that is a “substantive shareholder” of the Issuer (or its Subsidiaries or Affiliates) within the meaning of Section 88 of the Israeli Income Tax Ordinance (New Version) 1961 (as amended from time to time) (the “Tax Ordinance”);

(10)          any Person (other than a holder or beneficial owner of Notes that received such Notes in the Transaction or its or his respective Affiliates, affiliates or nominees), who is employed by the Issuer (or its Subsidiaries or Affiliates), provides services to the Issuer (or its Subsidiaries or Affiliates), sells products to the Issuer (or its Subsidiaries or Affiliates), or has other special relations with the Issuer (or its Subsidiaries or Affiliates), unless he proved to the satisfaction of the applicable assessing officer under the Tax Ordinance that the interest or the discount, as the case may be, was set in good faith without being affected by the existence of the said relations between such Person and the Issuer (or its Subsidiaries or Affiliates);

(11)          any holder (other than a holder or beneficial owner of Notes that received such Notes in the Transaction or its or his respective Affiliates, affiliates or nominees) that is a “relative” of the Issuer (or its Subsidiaries or Affiliates), within the meaning of paragraph (3) of the definition of “relative” in Section 88 of the Tax Ordinance; and

(12)          any combination of items (1) through (11) above.

(c)           Furthermore, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or any similar provisions of non-U.S. law, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

(d)           The Issuer or the relevant Guarantors, as the case may be, will (i) make such withholding or deduction as is required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(e)           At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Guarantee is due and payable, if the Issuer or a Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or any Guarantee is due and payable, in which case it will be promptly thereafter), the Issuer or the relevant Guarantor (as the case may be) will deliver to the Trustee (copied to the Paying Agent) an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Paying Agent to pay such Additional Amounts to holders on the payment date. The Trustee and Paying Agent shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor (as the case may be) will promptly publish a notice in accordance with the provisions set forth in Section 3.09 stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f)            In addition, the Issuer or the Guarantors (as the case may be) will pay any present or future stamp, issue, registration, court, documentary, excise or property taxes or other similar taxes, charges and duties, including without limitation, interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery, registration, transfer or enforcement of the Notes or any Guarantee or any other document or instrument referred to thereunder or the receipt of any payments with respect thereto (limited, solely in the case of taxes attributable to the receipt of any payments with respect thereto, to any such taxes not excluded under clauses (1) through (3) or (5) through (11) or any combination thereof).

(g)           Upon written request, the Issuer or a Guarantor (as the case may be) will furnish to the Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Issuer or such Guarantor (as the case may be) of any Taxes imposed or levied by a Relevant Taxing Jurisdiction, in accordance with the procedures described in Section 3.09, in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer or such Guarantor. If, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, the Issuer or such Guarantor will provide the Trustee or such holder with other evidence reasonably satisfactory to the Trustee or holder of such payments by the Issuer or Guarantor.

(h)           Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to a Guarantee), such reference includes the payment of Additional Amounts, if applicable.

(i)            For the avoidance of doubt, references in this Section 4.20 to the “Issuer” also refer to any Surviving Entity.

(j)            In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Notes in effect from time to time (“Applicable Law”) that a financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to the extent it has knowledge of such transactions, to provide to the Trustee or any Paying Agent sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so that such entity can determine whether it has tax related obligations under Applicable Law, (ii) without prejudice to clauses (a) to (i) of this Section 4.20, that the Trustee and any Paying Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee and each Paying Agent shall not have any liability and (iii) to hold harmless the Trustee and each Paying Agent for any losses they may suffer due to the actions they take to comply with Applicable Law to the extent provided in Section 7.05. The terms of this section shall survive the termination of this Agreement or the resignation or removal of the Trustee or any Paying Agent. The Issuer, the Trustee and each Paying Agent shall cooperate with each other and shall provide each other with reasonable access to, and copies of, documents or information necessary for each of such persons to comply with any withholding tax or tax information reporting obligations imposed on any of them, including any obligations imposed pursuant to an agreement with a governmental authority.

Section 4.21          Restrictions on Purchases, Repayments or Refinancings of Notes

(a)          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, purchase, redeem, refinance, repay or otherwise acquire or retire for value any Series 2 Notes (in whole or in part) at any time that there are outstanding Series 1 Notes unless all Series 1 Notes shall be repaid in full concurrently with such purchase, redemption, refinancing, repayment, acquisition or retirement for value of such Series 2 Notes. Notwithstanding this clause (a) or any other provision of this Indenture, the Issuer may:

(1)          offer to purchase and repurchase Series 2 Notes pursuant to a Change of Control Offer or Asset Sale Offer following the repurchase of all Series 1 Notes that have been tendered for repurchase pursuant to such Offer in accordance with the terms of this Indenture;

(2)	purchase Series 2 Notes pursuant to a Permitted Note Repurchase; or

(3)	refinance Series 2 Notes with the proceeds of Permitted Series 2 Refinancing Debt.

(b)          The Issuer and its Restricted Subsidiaries may from time to time refinance the Series 1 Notes (in whole or in part); provided, if such Series 1 Notes are refinanced through the incurrence of Debt, the terms of such refinancing Debt shall (1) not be on terms that are more onerous (taken as a whole) to the Issuer (as determined by the Board of Directors of the Issuer) or (2) be consented to by Holders of not less than a majority in aggregate principal amount (and the PIK Amount) of the Series 2 Notes then outstanding.

(c)          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, offer to purchase or purchase Notes in the open market or otherwise, except:

(1)	as required under Section 4.10 and Section 4.14; or

(2)	pursuant to a Permitted Note Repurchase.

ARTICLE 5.

SUCCESSORS

Section 5.01         Merger and Consolidation.

(a)          The Issuer will not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)            at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (i) the Issuer will be the surviving corporation or (ii) the Person (if other than the Issuer) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”): (x) will be a corporation duly incorporated and validly existing under the laws of any Member State, Israel, Norway, Switzerland, Canada, Hong Kong, Singapore, the United States of America, any state thereof or the District of Columbia; and (y) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Issuer’s obligations under the Notes and this Indenture;

(2)            immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default will have occurred and be continuing;

(3)            the Issuer or the Surviving Entity would, on the date of such transaction (A) after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Debt pursuant to Section 4.08(a) or (ii) have a Consolidated Fixed Charge Coverage Ratio not less than and a Consolidated Leverage Ratio not greater than, in each case, it was immediately prior to giving pro forma effect to such transaction; and (B) not be required to pay Additional Amounts in respect of the Notes after giving effect to such transaction; and

(4)            the Issuer or the Surviving Entity will have delivered to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 5.01.

(b)           In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of its Restricted Subsidiaries, taken as a whole, in one or more transactions, to any other Person.

(c)           No Guarantor will, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Guarantor is the surviving corporation), or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)            at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (i) the Guarantor will be the surviving corporation or (ii) the Person (if other than the Guarantor) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Guarantor and the Restricted Subsidiaries on a consolidated basis has been made: (x) will be a corporation duly incorporated and validly existing under the laws of any Member State, Israel, Norway, Switzerland, Canada, Hong Kong, Singapore, the United States of America, any state thereof or the District of Columbia; and (y) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Guarantor’s obligations under the Guarantee and this Indenture;

(2)            immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3)            the Issuer will have delivered to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Section 5.01.

(d)           In addition, no Guarantor will, directly or indirectly, lease all or substantially all of the properties and assets of its Restricted Subsidiaries, taken as a whole, in one or more transactions, to any other Person (other than a Guarantor).

Section 5.02           Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer or any Guarantor in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or any Guarantor, as the case may be, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” or the “Guarantor,” as applicable, shall refer instead to the successor Person and not to the Issuer or such Guarantor), and may exercise every right and power of the Issuer or any Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or any Guarantor herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of (and, in respect of the Series 2 Notes, the PIK Amount) and interest on the Notes in the case of a lease of all or substantially all of its assets.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01           Events of Default.

(a)	Each of the following is an “Event of Default”:

(1)            default for 30 days in the payment when due of any interest or any Additional Amounts on any Note;

(2)            default in the payment required to be made pursuant to Section 3.08, provided that if such default is caused by technical or administrative error and a default to make such payments due to a technical or administrative error has not occurred during the prior twelve months, the continuance of such default for a period of three Business Days;

(3)            default in the payment of the principal of, PIK Amount on or premium, if any, on any Note at its Stated Maturity;

(4)            failure by the Issuer or any Guarantor to (i) comply with the provisions of Article 5, (ii) consummate a Change of Control Offer in accordance with the provisions of Section 4.14, or (iii) consummate a redemption or an Asset Sale Offer in accordance with the provisions of Section 4.10;

(5)            failure by the Issuer for 30 days after the written notice from the Trustee or Instructing Holders to comply with any covenant or agreement that is contained in this Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses (1), (2), (3) or (4));

(6)            default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by a failure to pay interest or principal of such Debt at the Stated Maturity thereof after giving effect to any applicable grace periods and, in either case, the principal amount of such Debt unpaid or accelerated (together with the principal amount of any other such Debt that is unpaid or accelerated) exceeds $20.0 million;

(7)            failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess $20.0 million (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect;

(8)            the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors (as an insolvent assignor); and

(9)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary in an involuntary case, (ii) appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, or (iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary, and the order or decree referred to in this clause (9) remains unstayed and in effect for 60 consecutive days.

(b)           A default under clauses (5), (6) or (7) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Instructing Holders notify the Issuer of the Default and, in respect of clause (5) of Section 6.01(a), the Issuer does not cure such Default within the time specified therein after receipt of such notice.

Section 6.02           Acceleration.

(a)           If an Event of Default (other than as specified in clauses (1), (2), (3), (8) or (9) of Section 6.01(a)) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, PIK Amount on, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes will become immediately due and payable.

(b)            If an Event of Default specified in clauses (8) or (9) of Section 6.01(a) occurs and is continuing, then the principal of, PIK Amount on, and Additional Amounts and accrued and unpaid interest on, all the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

(c)            If an Event of Default specified in clauses (1), (2) or (3) occurs and is continuing (whether with respect to either or both the Series 1 Notes or the Series 2 Notes), the Trustee or the Specified Holders may by written notice to the Issuer (and to the Trustee if such notice is given by the Specified Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, PIK Amount on, and any Additional Amounts and accrued interest on all the outstanding Series 1 Notes or Series 2 Notes (or both), as applicable, immediately due and payable, and upon any such declaration all such amounts payable in respect of such Notes will become immediately due and payable.

Section 6.03          Other Remedies.

(a)            If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, PIK Amount on, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04          Notices of Default

If a Default or an Event of Default occurs and is continuing and the Trustee has received notice thereof in accordance with Section 4.04(b) or from Holders of at least 25% in aggregate principal amount of the outstanding Notes of either series, the Trustee will transmit to each Registered Holder of the Notes notice of the Default or Event of Default within (i) 5 Business Days of receiving such notice (in the case of a Default or Event of Default specified in Sections 6.01 (1), (2) or (3)) or (ii) 15 Business Days of receiving such notice (in the case of other Defaults or Events of Default). The Trustee will post or deliver to the Issuer and the TASE for the purpose of posting notice of such Default or Event of Default on the official website of the TASE (http://maya.tase.co.il or any successor website thereto) within 15 Business Days after its occurrence, and the Issuer undertakes to post such notice on behalf of the Trustee should the Trustee not be able to do so. If the Notes are no longer listed on the TACT or the Nesher System, notice will be mailed to the Registered Holders. Except in the case of a Default or an Event of Default in payment of principal of and PIK Amount, Additional Amounts or interest on, any Notes, the Trustee may withhold the notice to the Registered Holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 6.05          Waiver of Past Defaults.

(a)           At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Majority Holders, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(1)            the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)          all overdue interest and Additional Amounts on all Notes then outstanding;

(B)           all unpaid principal and PIK Amount of any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C)           to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal and PIK Amount at the rate borne by the Notes; and

(D)           all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(2)            the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3)            all Events of Default, other than the non-payment of amounts of principal of, PIK Amount on, and any Additional Amounts and interest on, the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(b)           The Holders of not less than a majority in aggregate principal amount of an outstanding Notes may, on behalf of the Holders of all of such Notes, waive any past defaults under this Indenture, except a continuing default in the payment of the principal of, premium, if any, PIK Amount on and Additional Amounts or interest on any Note held by a non-consenting Holder (which may only be waived with the consent of the Supermajority Holders of each affected series of Notes).

(c)           (i) If a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.04 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.06          Control by Majority.

Subject to Section 6.02, the Majority Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of Notes or that would involve the Trustee in personal liability.

Section 6.07          Limitation on Suits.

(a)            Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have made written request and offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense.

(b)            Except to enforce the right to receive payment of principal, PIK Amount or interest or Additional Amounts when due, no Holder of any of the Notes has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless:

(1)            such Holder of Notes has previously given the Trustee written notice that an Event of Default is continuing;

(2)            the Holders of at least 25% in aggregate principal amount of the outstanding the Notes (or, if different and where applicable, the Specified Holders) have made a written request to, and offered indemnity and/or security satisfactory to, the Trustee to institute such proceeding as trustee under the Notes and this Indenture;

(3)            the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and indemnity or security; and

(4)            the Trustee within such 30-day period has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes (or, if different, the Specified Holders).

(c)           The limitations of clause (b) do not, however, apply to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, and PIK Amount, Additional Amounts or interest on, such Note on or after the respective due dates expressed in such Note.

(d)           A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.08          Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, PIK Amount on, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of each affected Holder of Notes.

Section 6.09          Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1), Section 6.01(a)(2) or Section 6.01(a)(3) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, PIK Amount on, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.10          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, indemnities, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, indemnities, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.05. To the extent that the payment of any such compensation, expenses, indemnities, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.05 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11          Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents (including the Agents) and attorneys for amounts due under Section 7.05, including payment of all compensation, expenses, indemnities and liabilities incurred, and all advances made, by the Trustee and its agents and counsel and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, PIK Amount, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, PIK Amount, premium, if any, interest and Additional Amounts, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders that would constitute the Instructing Holders.

Section 6.13          Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.14          Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

Section 6.15          Delay or Omission Not Waiver

No delay or omission of the Trustee or any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7.

TRUSTEE

Section 7.01          Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing and a Responsible Officer of the Trustee shall have received written notification thereof and such notice clearly refers to an Event of Default and references the Notes or this Indenture, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)	Except during the continuance of an Event of Default:

(1)            the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)	this clause (c) of Section 7.01 does not limit the effect of clause (b) of this Section 7.01;

(2)           the Trustee will not be liable for any error of judgment made by it in good faith, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.06.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder (or Registered Holder, as the case may be), unless such Holder (or Registered Holder, as the case may be) has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02          Rights of Trustee.

(a)          The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)          The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)           The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders (or Registered Holders, as the case may be) unless such Holders (or Registered Holders, as the case may be) have offered to the Trustee indemnity and/or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)          The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(1), (a)(2) or (a)(3) if it is acting as Paying Agent; and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification thereof and such notice clearly refers to a Default or an Event of Default and references the Notes or this Indenture. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h)            The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i)             The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent willful misconduct or gross negligence, each Paying Agent and Registrar shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j)             In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the Majority Holders, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its opinion, resolved.

(k)            In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom, the State of Israel or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l)             The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(m)           The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(n)            The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(o)            The Trustee shall not under any circumstances be liable for any special, indirect, consequential or punitive loss (including any loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(p)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(q)            The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(r)             No provision of this Indenture shall require the Trustee to do anything which, in its reasonable opinion, may be illegal or contrary to applicable law or regulation.

(s)            The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(t)             Notwithstanding anything in this Indenture to the contrary, the Trustee need not recognize anyone as a Holder who is not a Registered Holder unless such Holder establishes to the Trustee’s satisfaction its beneficial ownership of the Notes and, if required, provides a power of attorney issued by the Depositary giving the participants who directly hold on its books the right to act on a pro rata basis, with such Holder subject to the Trustee’s further rights to indemnification as provided herein.

(u)            The Trustee may assume without inquiry in the absence of receipt by a Responsible Officer of written notice identifying the Notes, the Issuer or this Indenture that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(v)            The Trustee shall not have any responsibility for the validity, perfection, priority, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, continuation or enforceability.

Section 7.03            Individual Rights of the Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 7.04            Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Guarantees or any security or collateral, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05           Compensation and Indemnity.

(a)            The Issuer or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, will pay to the Trustee, from time to time compensation for its acceptance of this Indenture and services hereunder as may otherwise be agreed from time to time between them. The compensation of the Trustee will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all disbursements, advances and expenses properly incurred or made by it in connection with its services under this Indenture in addition to the compensation for its services. Such expenses will include the properly incurred (and, in each case, properly invoiced in reasonable detail) compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)            The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee against any and all losses, liabilities or expenses reasonably incurred (and, in each case, invoiced in reasonable detail) by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.05) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or lack of good faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. In respect of any such claim or action, the Trustee may have separate counsel and the Issuer will pay the reasonably incurred fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent.

(c)            The obligations of the Issuer and the Guarantors under this Section 7.05 will survive the satisfaction and discharge of this Indenture or the replacement and resignation of the Trustee.

(d)            To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.05, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, PIK Amount on, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture or the replacement and resignation of the Trustee.

(e)            When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(9) occurs, the expenses and the compensation for the services (including the fees and expenses of its respective agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.06           Replacement of Trustee.

(a)            Notwithstanding anything to the contrary contained in this Section 7.08, a resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.06.

(b)            Subject to compliance with this Section 7.06, the Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Majority Holders may remove the Trustee by so notifying the Trustee and the Issuer in writing and without notice to any other Holders. The Issuer may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.08;

(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

(c)            If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Majority Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)            If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may, without liability and at the expense of the Issuer, appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.

(e)            If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.08, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)             A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will post or deliver to the Issuer and the TASE for the purpose of posting a notice of its succession on the official website of the TASE (http://maya.tase.co.il or any successor website thereto), and the Issuer undertakes to post such notice of the successor Trustee should the successor Trustee not be able to do so. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.05. Notwithstanding replacement of the Trustee pursuant to this Section 7.06, the Issuer’s obligations under Section 7.05 will continue for the benefit of the retiring or removed Trustee.

Section 7.07           Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.08           Eligibility; Disqualification.

There will at all times be a Trustee hereunder that (a) is a corporation organized and doing business under the laws of Israel, which customarily performs corporate trustee roles and provides corporate trustee services in corporate bond offerings; and (b) has a combined capital and surplus of at least US$50,000 as set forth in its most recent approved financial statements.

Section 7.09           Convening and Conduct of Noteholders' Meeting

The Trustee may, and upon receipt of a written request from the Issuer or from Holders of 5% or more of outstanding principal amount of each series of the Notes (in the case of series meetings) or 5% or more of the outstanding principal amount of the Notes (in the case of the Notes collectively) shall, convene a meeting of the Holders (“Noteholders’ Meeting”). The Trustee shall notify the relevant Holders of the convening of such Noteholders’ Meeting in accordance with the procedures set forth in Section 12.01. The Trustee shall not have any responsibility to locate Holders.

The Noteholders’ Meeting shall be conducted in accordance with the Trustee's customary procedures. The Noteholders’ Meeting may involve any or all of the following: (a) provision of instructions by the relevant Holders to the Trustee in accordance with Article 9, (b) reporting by the Trustee or the Issuer to the Holders, and (c) discussion, advising or voting on matters brought before the Noteholders’ Meeting in accordance with Article 9. Holders may attend the meeting in person, by means of teleconference, or by proxy.

The Trustee shall have the right to require any Holder participating in the Noteholders’ Meeting to provide reasonable evidence of such Holder’s ownership of the Notes. The convening of a Noteholders’ Meeting shall require twenty-one (21) days’ prior notice unless the Trustee believes that circumstances require that the Noteholders’ Meeting be convened sooner. Any notice that could have been provided by the Holders holding a percentage of outstanding Notes as specified in this Indenture may also be provided by the Trustee following a Noteholders’ Meeting at which Holders holding such amount of Notes approve the provision of such notice.

Section 7.10           Other

For the avoidance of doubt, the duties of the Trustee will be determined in accordance with this Indenture, and the provisions of the United States Trust Indenture Act of 1939, as amended, and the Israeli Securities Law, 1968, with regard to a Trustee, or its duties, of publicly traded notes, will not apply.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01           Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Sections 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02           Legal Defeasance and Discharge.

(a)            Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees, as applicable, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, PIK Amount, interest (including Additional Amounts) or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2)	the Issuer’s obligations with respect to the Notes under Article 2 and Section 4.02;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	this Article 8.

(b)           Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03           Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under Section 3.08, Section 4.03, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.14, Section 4.15, Section 4.16, Section 4.17, Section 4.18, Section 4.19, Section 4.21, clauses (2), (3) and (4) of Section 5.01(a) and clauses (2) and (3) of Section 5.03 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a), but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(a)(4), (5), (6) or (7), or because of the failure of the Issuer to comply with clauses (2), (3) and (4) under Section 5.01(a) or clauses (2) and (3) under Section 5.01(c).

Section 8.04           Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Sections 8.02 or 8.03:

(a)           the Issuer must irrevocably deposit with the Trustee (or such other entity designated by the Trustee for this purpose), in trust, for the benefit of the Holders, cash in U.S. Dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, PIK Amount or interest (including Additional Amounts and premium, if any) on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b)           in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) reasonably acceptable to the Trustee of United States counsel confirming that:

(1)           the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(2)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel (subject to customary exceptions and exclusions) will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)            in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) reasonably acceptable to the Trustee of United States counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(e)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(f)            the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(g)           the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05           Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

(a)            Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other entity designated by the Trustee for this purpose, or other qualifying trustee, collectively for purposes of this Section 8.05, the “Defeasance Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Defeasance Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Defeasance Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, PIK Amount, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

(b)           The Issuer and the Guarantors, jointly and severally, will pay and indemnify the Defeasance Trustee against any tax, fee or other charge imposed on or assessed against the cash in U.S. Dollars or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal, PIK Amount and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)            Notwithstanding anything in this Article 8 to the contrary, the Defeasance Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Defeasance Trustee (which may be the opinion delivered under Section 8.04(b)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06           Repayment to Issuer.

Any money deposited with the Trustee or Paying Agent in trust for the payment of the principal of, PIK Amount on, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, PIK Amount premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer, notify Holders that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer. Any such notice to Holders shall be provided to holders pursuant to Section 12.01.

Section 8.07           Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Dollars or U.S. Government Obligations in accordance with Sections 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Sections 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Sections 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, PIK Amount on, premium on, if any, interest or Additional Amounts, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01           Without Consent of Holders.

(a)            Notwithstanding Section 9.02, without the consent of any holder of the Notes, the Guarantors, the Issuer and the Trustee may modify, amend or supplement this Indenture, any Notes or any Guarantee:

(1)	to cure any ambiguity, defect or inconsistency;

(2)           to provide for the assumption of the Issuer’s obligations to holders of Notes by a successor to the Issuer in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets in accordance with the terms of this Indenture;

(3)           to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the holder of the Notes in any material respect;

(4)	to release any Guarantee in accordance with the terms of this Indenture

(5)           to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;

(6)	secure the Notes;

(7)           to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(8)           to evidence and provide the acceptance of the appointment of a successor Trustee under the terms of this Indenture or to otherwise comply with any requirement of this Indenture;

(9)           to provide for accrual, compounding and payment of PIK Amount on the Series 2 Notes or to increase the principal amount of Series 2 Notes in respect thereof; or

(10)         make technical and other amendments that do not materially adversely affect holders of Notes (as determined in good faith by the Issuer) in order to allow or facilitate the listing or acceptance for listing for trading or quoting of the Notes on the TACT Institutional System or another exchange or platform.

(b)           In formulating its opinion on such matters, the Trustee shall be entitled to request and rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officers’ Certificate on which the Trustee may solely rely.

(c)            Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.05, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own protections, rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

Section 9.02           With Consent of Holders.

Except as provided below in this Section 9.02, this Indenture (including, without limitation, Sections Section 4.10 and 4.14), any Notes or any Guarantee, may be amended or supplemented with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of a majority in principal amount of the then outstanding Notes of such series shall be required.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will provide the holders affected thereby a notice pursuant to Section 12.01 briefly describing the amendment, supplement or waiver. Any failure of the Issuer to provide such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. The Majority Holders may waive compliance in a particular instance by the Issuer and the Guarantors with any provision of this Indenture, the Notes or any Guarantee.

Notwithstanding the foregoing, without the consent of the Supermajority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder) (provided that, if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of 90% in principal amount of the then outstanding Notes of such series shall be required):

(a)            change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(b)            reduce the principal amount of any Note, (or Additional Amounts) or the rate of or change the time for payment of interest on any Note (including in respect of the PIK Amount);

(c)            change the coin or currency in which the principal of any Note or any Additional Amounts or the PIK Amount or interest thereon is payable;

(d)            impair the right of any holder of Notes to receive payment on the holder’s Notes then required to be made or to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(e)            change the provisions governing the order of application of payments required to be made and the percentage of Excess Cash required to be paid pursuant to Section 3.08;

(f)             amend the definition of “Change of Control”; provided that the obligation of the Issuer to make a Change of Control Offer may be waived with the consent of the Majority Holders;

(g)            reduce the principal amount of Notes whose holders must consent to any amendment, supplement or waiver of provisions of this Indenture (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration);

(h)            waive a Default or Event of Default in the payment of principal of, or PIK Amount or interest, or Additional Amounts on, the Notes (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration);

(i)             release a Guarantee other than in accordance with the terms of this Indenture after such Guarantee is created; or

(j)	make any change in the preceding amendment and waiver provisions.

Any amendment, supplement or waiver of with respect to the Series 2 Notes with respect to the matters set out in clauses (a) through (j) above may not adversely affect the holders of the Series 1 Notes without the consent of the Holders of not less than 75% of the aggregate principal amount of the then outstanding Series 1 Notes (which shall include any increase in the interest rate or principal amount, any decrease in the Stated Maturity, or an improvement in the ranking, security and guarantees, in each case, of the Series 2 Notes). Any amendment, supplement or waiver of with respect to the Series 1 Notes with respect to the matters set out in clauses (a) through (j) above may not adversely affect the holders of the Series 2 Notes without the consent of the Holders of not less than 75% of the aggregate principal amount of the then outstanding Series 2 Notes (which shall include any increase in the interest rate or principal amount, any decrease in the Stated Maturity, or an improvement in the ranking, security and guarantees, in each case, of the Series 1 Notes).

Any amendment, supplement or waiver consented to by the Supermajority Holders will be binding against any non-consenting Holders.

Section 9.03           Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the earlier of the date the amendment, supplement or waiver becomes effective and the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite number of consents has been obtained. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder. Notwithstanding the foregoing, no waiver will affect the rights, protections, duties, liabilities, or immunities of the Trustee without the consent of the Trustee.

Section 9.04           Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05           Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, protections, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

GUARANTEES

Section 10.01         Guarantee.

(a)            Subject to this Article 10, each of the Guarantors that becomes a party to this Indenture hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)            the principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)            in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)            The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)            If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders or the Trustee in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02         Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law or any similar law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03         Execution and Delivery of Guarantee.

The Issuer will cause each Restricted Subsidiary that becomes a Guarantor hereunder to authorize, execute and deliver a supplemental indenture to this Indenture substantially in the form attached as Exhibit G hereto, which shall be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee or the Authenticating Agent authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

Section 10.04          Release.

(a)            A Guarantor’s Guarantee (and the Guarantee, if any, of any Subsidiary of such Guarantor) will be automatically and unconditionally released without the consent of any Holder (and thereupon shall terminate and be discharged and be of no further force and effect):

(1)           upon any sale or disposition of (i) Capital Stock of a Guarantor (or any parent entity thereof) following which such Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the properties and assets of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary and that, in each case, does not violate and is undertaken in accordance with Section 4.10;

(2)           legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided in Article 8 and Article 11; or

(3)	upon repayment of the Notes.

(b)           Upon any occurrence giving rise to a release of a Guarantee as specified in this Article 10, the Trustee will, at the direction and cost of the Issuer, execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Guarantee. Neither the Issuer nor any Guarantor will be required to make a notation on the Notes to reflect any such release, termination or discharge.

(c)            Any Guarantor not released from its obligations under its Guarantee as provided in this Section 10.04 will remain liable for the full amount of principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, on, the Notes and for the other Obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01         Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder or, as to the Notes, when:

(a)            either:

(1)           all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(2)           all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise) or (y) will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or each other entity designated as appointed by it for this purpose) as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, PIK Amount, premium, if any, and accrued interest to the date of maturity or redemption;

(b)           the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture, the Notes and the Guarantees; and

(c)            the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case, stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a), (b) and (c)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 11.01, the provisions of Sections 11.02 and 8.06 will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Sections 6.07, 7.05 and 12.15, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02         Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee (or such other entity designated by the Trustee for this purpose) pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, PIK Amount on, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12.

MISCELLANEOUS

Section 12.01         Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by mail (registered or certified, return receipt requested), facsimile transmission, overnight air courier guaranteeing next day delivery, to the others’ address, or, in the case of the holders of the Notes, provided in the manner set out below:

If to the Issuer and/or any Guarantor:

Zim Integrated Shipping Services Ltd.

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

If to the Trustee:

Hermetic Trust (1975) Ltd.

113 Hayarkon St., 63573

Tel-Aviv

Israel

Facsimile No.: +972-3-5271736

Attention: Mrs. Merav Offer Oren

The Issuer, any Guarantor or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications, provided, that if the Trustee designates any additional or different addresses for subsequent notices or communications, the Trustee shall designate a Responsible Officer to whose attention such notices or communications shall be addressed.

All notices and communications (other than those sent to holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; on the first date on which publication is made, if published; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

In providing any notice to holders pursuant to this Indenture, the Issuer shall for so long as any Notes are listed on the TACT Institutional System or on the Nesher System and to the extent and in the manner permitted by the Applicable Procedures, post such notice on the official website of the TASE (http://maya.tase.co.il or any successor website thereto). If publication as provided above is not practicable, notice will be given by mail to the address of the Registered Holders. In the case of Definitive Registered Notes, notices will be mailed to Registered Holders at their respective addresses as they appear on the records of the Registrar, unless stated otherwise in the register kept by, and at the registered office of the Issuer.

The Trustee shall furnish notices to the Holders by publishing such notice on the TACT Institutional System. If such publication is not practicable, notice will be mailed to the address of the Registered Holders.

If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer provides a notice or communication to holders, it will provide a copy to the Trustee and each Agent at the same time.

Section 12.02        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a)            an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)            an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.04         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05        Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer has appointed and each of the Guarantors will appoint Corporation Service Company acting through its office at 1180 Avenue of the Americas, Suite 210, New York, New York 10036 as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). Such appointment shall be irrevocable unless and until replaced by an agent in the State and City of New York, Borough of Manhattan appointed by the Issuer that provides customary service of process agency services. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 12.06         No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, member or shareholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

Section 12.07         Waiver of Jury Trial

EACH OF THE PARTIES HERETO (INCLUDING HOLDERS BY THEIR ACQUISITION OF A NOTE) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08         Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.09         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10         Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors.

Section 12.11         Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.12         Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 12.13         Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.14         Judgment Currency.

The sole currency of account and payment for all sums payable under the Notes and this Indenture is U.S. dollars. Any amount received or recovered in respect of the Notes and this Indenture in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) by the Trustee or a holder of the Notes in respect of any sum expressed to be due to the Trustee or such holder from the Issuer will constitute a discharge of their obligation only to the extent of the U.S. dollar amount that the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the U.S. dollar amount to be recovered is less than the U.S. dollar amount expressed to be due to the recipient under the Indenture or any Note, as applicable, the Issuer and the Guarantors will, jointly and severally, indemnify the recipient against the cost of making any further purchase of U.S. dollars, in an amount equal to the difference. These indemnities, to the extent permitted by law:

(a)           constitute a separate and independent obligation from other obligations of the Issuer and the Guarantors;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any waiver granted by any holder of a Note or Trustee from time to time; and

(d)            will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order

Section 12.15         Prescription.

Claims against the Issuer or any Guarantor for the payment of principal, PIK Amount or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

[SIGNATURES ON FOLLOWING PAGES]

SIGNATURES

ZIM INTEGRATED SHIPPING SERVICES LTD., AS THE

By:	/s/Ralph Sassun
Name:Ralph Sassun
Title:Head of Treasury Division

By:	/s/Guy Eldar
Name:Guy Eldar
Title:Chief Financial Officer

(Signature page to Indenture)

HERMETIC TRUST (1975) LTD., as Trustee

By:	/s/ Dan Avnon
Name :DANAVNON
Title : CO-CEO

(Signature page to Indenture)

ZIM INTEGRATED SHIPPING SERVICES LTD., AS PAYING AGENT AND REGISTRAR

By:	/s/Ralph Sassun
Name:Ralph Sassun
Title:Head of Treasury Division

By:	/s/Guy Eldar
Name:Guy Eldar
Title:Chief Financial Officer

(Signature page to Indenture)

EXHIBIT A

[Face of Note]

ISIN ____________

3.0% Series 1A Senior Notes due 2023

No. ___	$____________

ZIM INTEGRATED SHIPPING SERVICES LTD.

promises to pay to __________________________________________________________ or registered assigns, in accordance with the applicable provisions of the Indenture,

the principal sum of __________________________________________________________ U.S. DOLLARS on June 20, 2023 (the “Maturity Date”).

Interest Payment Dates: March 20, June 20, September 20 and December 20

Record Dates: March 8, June 8, September 8 and December 8

Dated: _______________, _______

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ZIM INTEGRATED SHIPPING SERVICES LTD.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

HERMETIC TRUST (1975) LTD., as Trustee

By:
Authorized Signatory

[Back of Note]

3.0% SERIES 1A SENIOR NOTES DUE 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST.

(a) Interest on the Notes will:

(A)          accrue at the rate of 3.0% per annum;

(B)           be computed on the basis of a 360-day year comprised of twelve 30-day months (notwithstanding the actual number of days in the relevant interest period) provided that with respect to the interest period from the Issue Date to the First Interest Payment Date, interest shall be computed on the basis of a year of 365 days and payable for the actual number of days elapsed from and including the Issue Date through but excluding the First Interest Payment Date);

(C)           accrue from the date of issue of the Notes or, if interest has already been paid, from the date it was most recently paid, to but excluding the applicable Interest Payment Date and on the Maturity Date;

(D)           be payable in cash quarterly in arrears on March 20, June 20, September 20 and December 20 of each year (each, an “Interest Payment Date”), commencing on ____________ (or if any such day is not a Business Day, on the next succeeding Business Day (without interest accruing in respect of the Interest Period then ending between such calendar date and such next succeeding Business Day)) (the “First Interest Payment Date”); and

(E)           be payable to the holder of record on the March 8, June 8, September 8 and December 8 immediately preceding the related interest payment date; provided that with respect to the last interest period before the Maturity Date, interest on the Notes will be payable to the holder of record on the Maturity Date.

(b) The Issuer shall pay interest on overdue principal at a rate that is 1% higher than the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(c) With respect to any early redemption of Notes prior to the Maturity Date pursuant to the Indenture (other than a redemption occurring on an Interest Payment Date), interest on the Notes being redeemed shall be calculated based on the actual number of days elapsed from and including the Interest Payment Date immediately preceding the date of redemption through but excluding the date of redemption, divided by the number of days in such interest period (calculated by counting the number of days from and including the Interest Payment Date immediately preceding the date of redemption through but excluding the date that is, or would otherwise have been but for the redemption, the next Interest Payment Date), multiplied by 0.75% of such principal amount of Notes being redeemed.

(d) If any Interest Payment Date is a day that is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and interest shall not accrue or be payable on such amount for the period from and after the scheduled Interest Payment Date to the date of payment on the next succeeding Business Day.

(2)           METHOD OF PAYMENT. The Issuer will pay interest (except defaulted interest), principal, premium, and Additional Amounts, if any, on the Notes through the Paying Agent in accordance with the Indenture with respect to Notes held at the close of business on March 8, June 8, September 8 and December 8 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Such payment shall be made in U.S. Dollars.

(3)           PAYING AGENT AND REGISTRAR. The Issuer will act as Paying Agent. Initially the Issuer will act as Registrar for so long as the Notes are listed on the TACT Institutional System. Upon notice to the Trustee, the Issuer may change any Registrar.

(4)           INDENTURE. The Issuer issued the Notes under an Indenture dated as of July 16, 2014 (the “Indenture”) between the Issuer, Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Issuer has also issued 3.0% Series 1B Senior Notes due 2023 (the “Series 1B Notes”), which are referred to with the Notes as the “Series 1 Notes” under the Indenture. The Notes and the Series 1B Notes issued under the Indenture shall be considered to be a single class for all purposes under the Indenture, including in respect of payments, redemption and voting. Under the Indenture, the Issuer has also issued the 5.0% Series 2 Senior Notes due 2023 (the “Series 2 Notes” and, together with the Notes, the “Instructing Notes”), which vote in respect of certain matters as a single class with the Notes as provided in the Indenture.

(5)           OPTIONAL REDEMPTION.

(a)           Subject to Section 4.21 of the Indenture, at any time after the Issue Date upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date.

(b)           A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)           In addition, the Issuer may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

(d)           Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)           The record date for any such optional redemption shall be 12 days prior to the applicable optional redemption date (unless otherwise provided by the Applicable Procedures) and no optional redemption date may occur on a date that is between an interest record date and a related interest payment date.

(6)           MANDATORY EXCESS CASH REDEMPTION.

(a)           On each Interest Payment Date, the Issuer shall redeem the Notes with all of its Excess Cash (if any) as determined for the immediately preceding fiscal quarter at a redemption price equal to 100% of the principal amount of the Notes so redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, and Additional Amounts, if any. Payments shall be made by the Issuer in the following order of priority: (i) first, to redeem the Series 1 Notes, on a pro rata basis, until such time as the Series 1 Notes are no longer outstanding, and (ii) second, to redeem the Series 2 Notes, on a pro rata basis, until such time as the Series 2 Notes are no longer outstanding.

(b)           The record date for any redemption pursuant to this paragraph (6) shall be the applicable record date in respect of such interest payment. Prior to the record date, the Issuer will deliver a notice in accordance with the procedures set out in Section 3.03 of the Indenture, stating (i) the amount of Excess Cash to be used to redeem the Notes and (ii) the relevant redemption date.

(c)           Any payments made pursuant to this paragraph (6) shall be applied ratably to each holder of the relevant series of Notes based on the aggregate principal amount of the Notes outstanding as of the record date established for the relevant redemption date or in the manner provided in Section 3.09 of the Indenture.

(d)           Except as provided in clause (a), the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           REPURCHASE AT THE OPTION OF THE HOLDER.

(a)           If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all (or any part elected by the holder) (equal to $1.00 or in integral multiples of $1.00 in excess thereof) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in the Indenture.

(b)           In respect of any asset other than an After Acquired Asset, if the aggregate amount of Eligible Proceeds received by the Issuer or a Restricted Subsidiary from all Asset Sales governed by clause (a)(3) of Section 4.10 of the Indenture in any calendar year exceeds $10 million, the Issuer shall use 50% of the Eligible Proceeds from all Asset Sales governed by paragraph (a)(3) of Section 4.10 of the Indenture in such year to promptly redeem Notes pursuant to (and subject to the requirements of) Section 3.07 of the Indenture.

(c)           Any Net Proceeds from Asset Sales in respect of any After Acquired Assets that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds”. Subject to Section 4.10(a)(4) of the Indenture, when the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, the Issuer is required to make an Asset Sale Offer in accordance with the procedures set forth in Section 4.10 of the Indenture to all Holders of Notes at an offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. Any Asset Sale Offer shall be conducted in accordance with the provisions of Section 4.10 of the Indenture.

(8)            DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without interest coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. A Global Note may not be transferred except as a whole by a Depositary or a nominee of such Depositary to a successor Depositary or a nominee thereof, subject to the Applicable Procedures.

Following a Default by the Issuer under the Indenture, (i) holders of a Book-Entry Interest may request to exchange such Book-Entry Interest for a Definitive Registered Note by requesting such exchange in writing through the relevant Holder, if applicable, to the relevant Participant in accordance with the Applicable Procedures or (ii) the Issuer, in its sole discretion may determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes and deliver a written notice to such effect to the Trustee. Upon the occurrence of the preceding events in (i) or (ii), the Issuer shall issue or cause to be issued Definitive Registered Notes in accordance with the Applicable Procedures.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in the Indenture. A Global Note may not be exchanged for another Note other than as provided in this Paragraph 8. Book-Entry Interests in a Global Note may be transferred and exchanged as provided in the Indenture.

(9)           PERSONS DEEMED OWNERS. The Registered Holder of this Note will be treated as the owner of it for all purposes.

(10)         AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in Section 9.02 of the Indenture, the Indenture, any Notes or any Guarantee, may be amended or supplemented with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Instructing Notes, only the consent of a majority in principal amount of the then outstanding Instructing Notes of such series shall be required. In certain circumstances set forth in Section 9.01 of the Indenture, the Indenture, any Notes or any Guarantee may be amended or supplemented without the consent of any Holder. The holders of not less than a majority in aggregate principal amount of Instructing Notes may, on behalf of the holders of all of Instructing Notes, waive any past defaults under the Indenture, except a continuing default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting holder (which may only be waived with the consent of all holders of the Notes outstanding under the Indenture).

(11)         DEFAULTS AND REMEDIES. The following events constitute “Events of Default” under the Indenture: (A) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note; (B) default in the payment required to be made pursuant to Section 3.08 of the Indenture, provided that if such default is caused by technical or administrative error and a default to make such payments due to a technical or administrative error has not occurred during the prior twelve months, the continuance of such default for a period of three Business Days; (C) default in the payment of the principal of or premium, if any, on any Note at its Stated Maturity; (D) failure by the Issuer or any Guarantor to (i) comply with the provisions of Article 5 of the Indenture, (ii) consummate a Change of Control Offer in accordance with the provisions of Section 4.14 of the Indenture or (iii) consummate a redemption or an Asset Sale Offer in accordance with the provisions of Section 4.10 of the Indenture; (E) failure by the Issuer for 30 days after the written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any covenant or agreement that is contained in the Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses (A), (B), (C) or (D)); (F) default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by a failure to pay interest or principal of such Debt at the Stated Maturity thereof after giving effect to any applicable grace periods, and, in either case, the principal amount of such Debt unpaid or accelerated (together with the principal amount of any other such Debt that is unpaid or accelerated) exceeds $20.0 million; (G) failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess $20.0 million (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect; (H) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors (as an insolvent assignor); and (I) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary in an involuntary case, (ii) appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, or (iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary, and the order or decree referred to in this clause (B) remains unstayed and in effect for 60 consecutive days. A default under clauses (E), (F) or (G) will not constitute an Event of Default until the Trustee or the Instructing Holders notify the Issuer of the Default and, in respect of clauses (E), the Issuer does not cure such Default within the time specified therein after receipt of such notice. If an Event of Default occurs and is continuing, the Trustee or the holders of Notes may, and the Trustee, upon the written request of such holders, shall, declare the principal of, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable as provided in Section 6.02 of the Indenture.

(12)         DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(13)         AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14)         NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, member or shareholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

(15)         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16)         ISIN NUMBERS. The Issuer in issuing the Notes may use ISIN numbers (or any equivalent thereof issued by the TASE), and the Trustee may use ISIN numbers (or any equivalent thereof issued by the TASE) in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17)         GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder or holder of a beneficial interest in the Notes upon written request and without charge a copy of the Indenture, the form of Note or any Guarantee. Requests may be made to:

Zim Integrated Shipping Services Ltd.

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

[Face of Note]

ISIN ____________

3.0% Series 1B Senior Notes due 2023

No. ___	$____________

ZIM INTEGRATED SHIPPING SERVICES LTD.

promises to pay to __________________________________________________________ or registered assigns, in accordance with the applicable provisions of the Indenture,

the principal sum of __________________________________________________________ U.S. DOLLARS on June 20, 2023 (the “Maturity Date”).

Interest Payment Dates: March 20, June 20, September 20 and December 20

Record Dates: March 8, June 8, September 8 and December 8

Dated: _______________, _______

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ZIM INTEGRATED SHIPPING SERVICES LTD.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

HERMETIC TRUST (1975) LTD., as Trustee

By:
Authorized Signatory

[Back of Note]

3.0% SERIES 1B SENIOR NOTES DUE 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST.

(a) Interest on the Notes will:

(A)        accrue at the rate of 3.0% per annum;

(B)           be computed on the basis of a 360-day year comprised of twelve 30-day months (notwithstanding the actual number of days in the relevant interest period) provided that with respect to the interest period from the Issue Date to the First Interest Payment Date, interest shall be computed on the basis of a year of 365 days and payable for the actual number of days elapsed from and including the Issue Date through but excluding the First Interest Payment Date);

(C)           accrue from the date of issue of the Notes or, if interest has already been paid, from the date it was most recently paid, to but excluding the applicable Interest Payment Date and on the Maturity Date;

(D)           be payable in cash quarterly in arrears on March 20, June 20, September 20 and December 20 of each year (each, an “Interest Payment Date”), commencing on ____________ (or if any such day is not a Business Day, on the next succeeding Business Day (without interest accruing in respect of the Interest Period then ending between such calendar date and such next succeeding Business Day)) (the “First Interest Payment Date”); and

(E)           be payable to the holder of record on the March 8, June 8, September 8 and December 8 immediately preceding the related interest payment date; provided that with respect to the last interest period before the Maturity Date, interest on the Notes will be payable to the holder of record on the Maturity Date.

(b) The Issuer shall pay interest on overdue principal at a rate that is 1% higher than the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(c) With respect to any early redemption of Notes prior to the Maturity Date pursuant to the Indenture (other than a redemption occurring on an Interest Payment Date), interest on the Notes being redeemed shall be calculated based on the actual number of days elapsed from and including the Interest Payment Date immediately preceding the date of redemption through but excluding the date of redemption, divided by the number of days in such interest period (calculated by counting the number of days from and including the Interest Payment Date immediately preceding the date of redemption through but excluding the date that is, or would otherwise have been but for the redemption, the next Interest Payment Date), multiplied by 0.75% of such principal amount of Notes being redeemed.

(d) If any Interest Payment Date is a day that is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and interest shall not accrue or be payable on such amount for the period from and after the scheduled Interest Payment Date to the date of payment on the next succeeding Business Day.

(2)           METHOD OF PAYMENT. The Issuer will pay interest (except defaulted interest), principal, premium, and Additional Amounts, if any, on the Notes through the Paying Agent in accordance with the Indenture with respect to Notes held at the close of business on March 8, June 8, September 8 and December 8 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Such payment shall be made in U.S. Dollars.

(3)           PAYING AGENT AND REGISTRAR. The Issuer will act as Paying Agent. Initially the Issuer will act as Registrar for so long as the Notes are listed on the TACT Institutional System. Upon notice to the Trustee, the Issuer may change any Registrar.

(4)           INDENTURE. The Issuer issued the Notes under an Indenture dated as of July 16, 2014 (the “Indenture”) between the Issuer, Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Issuer has also issued 3.0% Series 1A Senior Notes due 2023 (the “Series 1A Notes”), which are referred to with the Notes as the “Series 1 Notes” under the Indenture. The Notes and the Series 1A Notes issued under the Indenture shall be considered to be a single class for all purposes under the Indenture, including in respect of payments, redemption and voting. Under the Indenture, the Issuer has also issued the 5.0% Series 2 Senior Notes due 2023 (the “Series 2 Notes” and, together with the Notes, the “Instructing Notes”), which vote in respect of certain matters as a single class with the Notes as provided in the Indenture.

(5)           OPTIONAL REDEMPTION.

(a)           Subject to Section 4.21 of the Indenture, at any time after the Issue Date upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date.

(b)           A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)           In addition, the Issuer may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

(d)           Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)           The record date for any such optional redemption shall be 12 days prior to the applicable optional redemption date (unless otherwise provided by the Applicable Procedures) and no optional redemption date may occur on a date that is between an interest record date and a related interest payment date.

(6)           MANDATORY EXCESS CASH REDEMPTION.

(a)           On each Interest Payment Date, the Issuer shall redeem the Notes with all of its Excess Cash (if any) as determined for the immediately preceding fiscal quarter at a redemption price equal to 100% of the principal amount of the Notes so redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, and Additional Amounts, if any. Payments shall be made by the Issuer in the following order of priority: (i) first, to redeem the Series 1 Notes, on a pro rata basis, until such time as the Series 1 Notes are no longer outstanding, and (ii) second, to redeem the Series 2 Notes, on a pro rata basis, until such time as the Series 2 Notes are no longer outstanding.

(b)           The record date for any redemption pursuant to this paragraph (6) shall be the applicable record date in respect of such interest payment. Prior to the record date, the Issuer will deliver a notice in accordance with the procedures set out in Section 3.03 of the Indenture, stating (i) the amount of Excess Cash to be used to redeem the Notes and (ii) the relevant redemption date.

(c)           Any payments made pursuant to this paragraph (6) shall be applied ratably to each holder of the relevant series of Notes based on the aggregate principal amount of the Notes outstanding as of the record date established for the relevant redemption date or in the manner provided in Section 3.09 of the Indenture.

(d)           Except as provided in clause (a), the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)           REPURCHASE AT THE OPTION OF THE HOLDER.

(a)            If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all (or any part elected by the holder) (equal to $1.00 or in integral multiples of $1.00 in excess thereof) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in the Indenture.

(b)           In respect of any asset other than an After Acquired Asset, if the aggregate amount of Eligible Proceeds received by the Issuer or a Restricted Subsidiary from all Asset Sales governed by clause (a)(3) of Section 4.10 of the Indenture in any calendar year exceeds $10 million, the Issuer shall use 50% of the Eligible Proceeds from all Asset Sales governed by paragraph (a)(3) of Section 4.10 of the Indenture in such year to promptly redeem Notes pursuant to (and subject to the requirements of) Section 3.07 of the Indenture.

(c)           Any Net Proceeds from Asset Sales in respect of any After Acquired Assets that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds”. Subject to Section 4.10(a)(4) of the Indenture, when the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, the Issuer is required to make an Asset Sale Offer in accordance with the procedures set forth in Section 4.10 of the Indenture to all Holders of Notes at an offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. Any Asset Sale Offer shall be conducted in accordance with the provisions of Section 4.10 of the Indenture.

(8)           DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without interest coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. A Global Note may not be transferred except as a whole by a Depositary or a nominee of such Depositary to a successor Depositary or a nominee thereof, subject to the Applicable Procedures.

Following a Default by the Issuer under the Indenture, (i) holders of a Book-Entry Interest may request to exchange such Book-Entry Interest for a Definitive Registered Note by requesting such exchange in writing through the relevant Holder, if applicable, to the relevant Participant in accordance with the Applicable Procedures or (ii) the Issuer, in its sole discretion may determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes and deliver a written notice to such effect to the Trustee. Upon the occurrence of the preceding events in (i) or (ii), the Issuer shall issue or cause to be issued Definitive Registered Notes in accordance with the Applicable Procedures.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in the Indenture. A Global Note may not be exchanged for another Note other than as provided in this Paragraph 8. Book-Entry Interests in a Global Note may be transferred and exchanged as provided in the Indenture.

(9)           PERSONS DEEMED OWNERS. The Registered Holder of this Note will be treated as the owner of it for all purposes.

(10)         AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in Section 9.02 of the Indenture, the Indenture, any Notes or any Guarantee, may be amended or supplemented with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Instructing Notes, only the consent of a majority in principal amount of the then outstanding Instructing Notes of such series shall be required. In certain circumstances set forth in Section 9.01 of the Indenture, the Indenture, any Notes or any Guarantee may be amended or supplemented without the consent of any Holder. The holders of not less than a majority in aggregate principal amount of Instructing Notes may, on behalf of the holders of all of Instructing Notes, waive any past defaults under the Indenture, except a continuing default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting holder (which may only be waived with the consent of all holders of the Notes outstanding under the Indenture).

(11)         DEFAULTS AND REMEDIES. The following events constitute “Events of Default” under the Indenture: (A) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note; (B) default in the payment required to be made pursuant to Section 3.08 of the Indenture, provided that if such default is caused by technical or administrative error and a default to make such payments due to a technical or administrative error has not occurred during the prior twelve months, the continuance of such default for a period of three Business Days; (C) default in the payment of the principal of or premium, if any, on any Note at its Stated Maturity; (D) failure by the Issuer or any Guarantor to (i) comply with the provisions of Article 5 of the Indenture, (ii) consummate a Change of Control Offer in accordance with the provisions of Section 4.14 of the Indenture or (iii) consummate a redemption or an Asset Sale Offer in accordance with the provisions of Section 4.10 of the Indenture; (E) failure by the Issuer for 30 days after the written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any covenant or agreement that is contained in the Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses (A), (B), (C) or (D)); (F) default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by a failure to pay interest or principal of such Debt at the Stated Maturity thereof after giving effect to any applicable grace periods, and, in either case, the principal amount of such Debt unpaid or accelerated (together with the principal amount of any other such Debt that is unpaid or accelerated) exceeds $20.0 million; (G) failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess $20.0 million (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect; (H) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors (as an insolvent assignor); and (I) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary in an involuntary case, (ii) appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, or (iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary, and the order or decree referred to in this clause (B) remains unstayed and in effect for 60 consecutive days. A default under clauses (E), (F) or (G) will not constitute an Event of Default until the Trustee or the Instructing Holders notify the Issuer of the Default and, in respect of clauses (E), the Issuer does not cure such Default within the time specified therein after receipt of such notice. If an Event of Default occurs and is continuing, the Trustee or the holders of Notes may, and the Trustee, upon the written request of such holders, shall, declare the principal of, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable as provided in Section 6.02 of the Indenture.

(12)         DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(13)         AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14)         NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, member or shareholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

(15)         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16)         ISIN NUMBERS. The Issuer in issuing the Notes may use ISIN numbers (or any equivalent thereof issued by the TASE), and the Trustee may use ISIN numbers (or any equivalent thereof issued by the TASE) in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder or holder of a beneficial interest in the Notes upon written request and without charge a copy of the Indenture, the form of Note or any Guarantee. Requests may be made to:

Zim Integrated Shipping Services Ltd.

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT C

[Face of Note]

ISIN

5.0% Series 2A Senior Notes due 2023

No.	$

zim integrated shipping services ltd.

promises to pay to __________________________________________________________ or registered assigns, in accordance with the applicable provisions of the Indenture,

the principal sum of __________________________________________________________ U.S. DOLLARS and any accrued but unpaid PIK Amount on June 21, 2023 (the “Maturity Date”).

PIK Accrual Dates: March 21, June 21, September 21 and December 21

Cash Interest Payment Dates: March 21, June 21, September 21 and December 21

Record Dates: March 9, June 9, September 9 and December 9

Dated: _______________, _______

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ZIM INTEGRATED SHIPPING SERVICES LTD.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

HERMETIC TRUST (1975) LTD., as Trustee

By:
Authorized Signatory

[Back to Note]

5.0% SERIES 2A SENIOR NOTES DUE 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	PIK INTEREST.

(a)	PIK interest on the Notes will:

(A)          accrue on the Total Series 2 Payment Amount from the issue date of the Notes at the rate of 2.00% per annum;

(B)          be computed on the basis of a 360-day year comprised of twelve 30-day months (notwithstanding the actual number of days in the relevant interest period) provided that with respect to the interest period from the Issue Date to the First Interest Payment Date, interest shall be computed on the basis of a year of 365 days and payable for the actual number of days elapsed from and including the Issue Date through but excluding September 21, 2014 (whether or not such day is a Business Day);

(C)          compound to the Total Series 2 Payment Amount on each Cash Interest Payment Date (each a “PIK Accrual Date”);

(D)	be payable on the Maturity Date of the Notes.

(b)           The amount of PIK interest that has accrued and compounded as of any date shall be called the “PIK Amount”. The principal amount of the Note outstanding at any time, plus the PIK Amount as of any date shall be called the “Total Series 2 Payment Amount”. The Total Series 2 Payment Amount as of each PIK Accrual Date and Maturity Date shall be set forth on Annex A of this Note, as adjusted from time to time by the Registrar in connection with the repayment of any PIK Amounts or the redemption or repayment of the Notes in accordance with the Indenture.

(c)           With respect to any early redemption of Notes in whole but not in part prior to the Maturity Date pursuant to the Indenture (other than a redemption occurring on a PIK Accrual Date), the PIK Amount on the Notes being redeemed that shall be required to be paid on such redemption date shall be calculated based on the actual number of days elapsed from and including the PIK Accrual Date immediately preceding the date of redemption through but excluding the date of redemption, divided by the number of days in such interest period (calculated by counting the number of days from and including the PIK Accrual Date immediately preceding the date of redemption through but excluding the date that is, or would otherwise have been but for the redemption, the next PIK Accrual Date), multiplied by 0.50% of such principal amount of Notes being redeemed.

(d)           If any PIK Accrual Date is a day that is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and interest shall not accrue or be payable on such amount for the period from and after the scheduled Interest Payment Date to the date of payment on the next succeeding Business Day.

(2)	cash interest.

(a)	Cash interest on the Notes will:

(A)	accrue on the Total Series 2 Payment Amount at the rate of 3.00% per annum;

(B)          be computed on the basis of a 360-day year comprised of twelve 30-day months (notwithstanding the actual number of days in the relevant interest period) provided that with respect to the interest period from the Issue Date to the First Interest Payment Date, interest shall be computed on the basis of a year of 365 days and payable for the actual number of days elapsed from and including the Issue Date through but excluding the First Interest Payment Date);

(C)          accrue from the date of issue of the Notes or, if interest has already been paid, from the date it was most recently paid, to but excluding the applicable Cash Interest Payment Date and on the Maturity Date;

(D)          be payable in cash quarterly in arrears on March 21, June 21, September 21 and December 21 of each year (each, an “Cash Interest Payment Date”), commencing on ____________ (or if any such day is not a Business Day, on the next succeeding Business Day (without interest accruing in respect of the Cash Interest Period then ending between such calendar date and such next succeeding Business Day)) (the “First Cash Interest Payment Date”); and be payable to the holder of record on the March 9, June 9, September 9 and December 9 immediately preceding the related Cash Interest Payment Date; provided that with respect to the last interest period before the Maturity Date, interest on the Notes will be payable to the holder of record on the Maturity Date.

(b)           The Issuer shall pay cash interest on overdue principal at a rate that is 1% higher than the cash interest rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(c)           With respect to any early redemption of Notes prior to the Maturity Date pursuant to the Indenture (other than a redemption occurring on an Cash Interest Payment Date), cash interest on the Notes being redeemed shall be calculated based on the actual number of days elapsed from and including the Cash Interest Payment Date immediately preceding the date of redemption through but excluding the date of redemption, divided by the number of days in such interest period (calculated by counting the number of days from and including the Cash Interest Payment Date immediately preceding the date of redemption through but excluding the date that is, or would otherwise have been but for the redemption, the next Cash Interest Payment Date), multiplied by 0.75% of such principal amount of Notes being redeemed.

(d)           If any Interest Payment Date is a day that is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and interest shall not accrue or be payable on such amount for the period from and after the scheduled Interest Payment Date to the date of payment on the next succeeding Business Day.

(3)           METHOD OF PAYMENT. The Issuer will pay cash interest (except defaulted interest), principal (including the PIK Amount), premium, and Additional Amounts, if any, on the Notes through the Paying Agent in accordance with the Indenture with respect to Notes held at the close of business on March 9, June 9, September 9 and December 9 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Such payment shall be made in U.S. Dollars.

(4)           PAYING AGENT AND REGISTRAR. The Issuer will act as Paying Agent. Initially the Issuer will act as Registrar for so long as the Notes are listed on the TACT Institutional System. Upon notice to the Trustee, the Issuer may change any Registrar.

(5)           INDENTURE. The Issuer issued the Notes under an Indenture dated as of July 16, 2014 (the “Indenture”) between the Issuer, Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Issuer has also issued 5.0% Series 2B Senior Notes due 2023 (the “Series 2B Notes”), which are referred to with the Notes as the “Series 2 Notes” under the Indenture. The Notes and the Series 2B Notes issued under the Indenture shall be considered to be a single class for all purposes under the Indenture, including in respect of payments, redemption and voting. Under the Indenture, the Issuer has also issued the 3.0% Series 1 Senior Notes due 2023 (the “Series 1 Notes” and, together with the Notes, the “Instructing Notes”), which vote in respect of certain matters as a single class with the Notes as provided in the Indenture.

(6)	OPTIONAL REDEMPTION.

(a)           Subject to Section 4.21 of the Indenture, at any time after the Issue Date upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date.

(b)           A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)           In addition, the Issuer may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

(d)           Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)           The record date for any such optional redemption shall be 12 days prior to the applicable optional redemption date (unless otherwise provided by the Applicable Procedures) and no optional redemption date may occur on a date that is between an interest record date and a related Cash Interest Payment Date.

(7)           MANDATORY EXCESS CASH REDEMPTION.

(a)           Following the repayment in full of the Series 1 Notes, on each Cash Interest Payment Date, the Issuer shall redeem the Notes with all of its Excess Cash (if any) as determined for the immediately preceding fiscal quarter at a redemption price equal to 100% of the principal amount of the Notes so redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, and Additional Amounts, if any. Payments shall be made by the Issuer in the following order of priority: (i) first, to redeem the Series 1 Notes, on a pro rata basis, until such time as the Series 1 Notes are no longer outstanding, and (ii) second, to redeem the Series 2 Notes, on a pro rata basis, until such time as the Series 2 Notes are no longer outstanding.

(b)           The record date for any redemption pursuant to this paragraph 7 shall be the applicable record date in respect of such interest payment. Prior to the record date, the Issuer will deliver a notice in accordance with the procedures set out in Section 3.03 of the Indenture, stating (i) the amount of Excess Cash to be used to redeem the Notes and (ii) the relevant redemption date.

(c)           Any payments made pursuant to this paragraph 7 shall be applied ratably to each holder of the relevant series of Notes based on the aggregate principal amount of the relevant series of Notes outstanding as of the record date established for the relevant redemption date or in the manner provided in Section 3.09 of the Indenture.

(d)           Except as provided in clause (a), the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8)           REPURCHASE AT THE OPTION OF THE HOLDER.

(a)           If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all (or any part elected by the holder) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in the Indenture.

(b)           In respect of any asset other than an After Acquired Asset, if the aggregate amount of Eligible Proceeds received by the Issuer or a Restricted Subsidiary from all Asset Sales governed by clause (a)(3) of Section 4.10 of the Indenture in any calendar year exceeds $10 million, the Issuer shall use 50% of the Eligible Proceeds from all Asset Sales governed by paragraph (a)(3) of Section 4.10 of the Indenture in such year to promptly redeem Notes pursuant to (and subject to the requirements of) Section 3.07 of the Indenture.

(c)            Any Net Proceeds from Asset Sales in respect of any After Acquired Assets that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds”. Subject to Section 4.10(a)(4) of the Indenture, when the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, the Issuer is required to make an Asset Sale Offer in accordance with the procedures set forth in Section 4.10 of the Indenture to all Holders of Notes at an offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. Any Asset Sale Offer shall be conducted in accordance with the provisions of Section 4.10 of the Indenture. An Asset Sale Offer will be to all holder of Notes, provided that the Issuer will not purchase (and will not be obligated to purchase) Series 2 Notes until all Series 1 Notes that have been tendered in the Asset Sale Offer have been purchased (or will be purchased concurrently with the purchase of the Series 2 Notes).

(9)           DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without interest coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. A Global Note may not be transferred except as a whole by a Depositary or a nominee of such Depositary to a successor Depositary or a nominee thereof, subject to the Applicable Procedures.

Following a Default by the Issuer under the Indenture, (i) holders of a Book-Entry Interest may request to exchange such Book-Entry Interest for a Definitive Registered Note by requesting such exchange in writing through the relevant Holder, if applicable, to the relevant Participant in accordance with the Applicable Procedures or (ii) the Issuer, in its sole discretion may determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes and deliver a written notice to such effect to the Trustee. Upon the occurrence of the preceding events in (i) or (ii), the Issuer shall issue or cause to be issued Definitive Registered Notes in accordance with the Applicable Procedures.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in the Indenture. A Global Note may not be exchanged for another Note other than as provided in this Paragraph 9. Book-Entry Interests in a Global Note may be transferred and exchanged as provided in the Indenture.

(10)         PERSONS DEEMED OWNERS. The Registered Holder of this Note will be treated as the owner of it for all purposes.

(11)         AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in Section 9.02 of the Indenture, the Indenture, any Notes or any Guarantee, may be amended or supplemented with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Instructing Notes, only the consent of a majority in principal amount of the then outstanding Instructing Notes of such series shall be required. In certain circumstances set forth in Section 9.01 of the Indenture, the Indenture, any Notes or any Guarantee may be amended or supplemented without the consent of any Holder. The holders of not less than a majority in aggregate principal amount of Instructing Notes may, on behalf of the holders of all of Instructing Notes, waive any past defaults under the Indenture, except a continuing default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting holder (which may only be waived with the consent of all holders of the Notes outstanding under the Indenture).

(12)         DEFAULTS AND REMEDIES. The following events constitute “Events of Default” under the Indenture: (A) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note; (B) default in the payment required to be made pursuant to Section 3.08 of the Indenture, provided that if such default is caused by technical or administrative error and a default to make such payments due to a technical or administrative error has not occurred during the prior twelve months, the continuance of such default for a period of three Business Days; (C) default in the payment of the principal of or premium, if any, on any Note at its Stated Maturity; (D) failure by the Issuer or any Guarantor to (i) comply with the provisions of Article 5 of the Indenture, (ii) consummate a Change of Control Offer in accordance with the provisions of Section 4.14 of the Indenture or (iii) consummate a redemption or an Asset Sale Offer in accordance with the provisions of Section 4.10 of the Indenture; (E) failure by the Issuer for 30 days after the written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any covenant or agreement that is contained in the Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses (A), (B), (C) or (D)); (F) default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by a failure to pay interest or principal of such Debt at the Stated Maturity thereof after giving effect to any applicable grace periods, and, in either case, the principal amount of such Debt unpaid or accelerated (together with the principal amount of any other such Debt that is unpaid or accelerated) exceeds $20.0 million; (G) failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess $20.0 million (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect; (H) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors (as an insolvent assignor); and (I) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary in an involuntary case, (ii) appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, or (iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary, and the order or decree referred to in this clause (B) remains unstayed and in effect for 60 consecutive days. A default under clauses (E), (F) or (G) will not constitute an Event of Default until the Trustee or the Instructing Holders notify the Issuer of the Default and, in respect of clauses (E), the Issuer does not cure such Default within the time specified therein after receipt of such notice. If an Event of Default occurs and is continuing, the Trustee or the holders of Notes may, and the Trustee, upon the written request of such holders, shall, declare the principal of, PIK Amount on, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable as provided in Section 6.02 of the Indenture.

(13)         DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(14)         AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15)         NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, member or shareholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

(16)         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)         ISIN NUMBERS. The Issuer in issuing the Notes may use ISIN numbers (or any equivalent thereof issued by the TASE), and the Trustee may use ISIN numbers (or any equivalent thereof issued by the TASE) in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)         GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder or holder of a beneficial interest in the Notes upon written request and without charge a copy of the Indenture, the form of Note or any Guarantee. Requests may be made to:

Zim Integrated Shipping Services Ltd.

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ANNEX A

TOTAL SERIES 2A PAYMENT AMOUNT

	PERCENTAGE OF	TOTAL SERIES 2A
PIK ACCRUAL DATE*	PRINCIPAL AMOUNT OF
	THE NOTE	PAYMENT AMOUNT
September 21, 2014	100.45480	[•]
December 21, 2014	100.95707	[•]
March 21, 2015	101.46186	[•]
June 21, 2015	101.96917	[•]
September 21, 2015	102.47901	[•]
December 21, 2015	102.99141	[•]
March 21, 2016	103.50637	[•]
June 21, 2016	104.02390	[•]
September 21, 2016	104.54402	[•]
December 21, 2016	105.06674	[•]
March 21, 2017	105.59207	[•]
June 21, 2017	106.12003	[•]
September 21, 2017	106.65063	[•]
December 21, 2017	107.18389	[•]
March 21, 2018	107.71980	[•]
June 21, 2018	108.25840	[•]
September 21, 2018	108.79970	[•]
December 21, 2018	109.34369	[•]
March 21, 2019	109.89041	[•]
June 21, 2019	110.43986	[•]
September 21, 2019	110.99206	[•]
December 21, 2019	111.54702	[•]
March 21, 2020	112.10476	[•]
June 21, 2020	112.66528	[•]
September 21, 2020	113.22861	[•]
December 21, 2020	113.79475	[•]
March 21, 2021	114.36373	[•]
June 21, 2021	114.93555	[•]
September 21, 2021	115.51022	[•]
December 21, 2021	116.08777	[•]
March 21, 2022	116.66821	[•]
June 21, 2022	117.25155	[•]
September 21, 2022	117.83781	[•]
December 21, 2022	118.42700	[•]
March 21, 2023	119.01914	[•]
June 21, 2023	119.61423	[•]

* Subject to the business day convention

EXHIBIT D

[Face of Note]

ISIN ____________

5.0% Series 2B Senior Notes due 2023

No.	___	$____________

ZIM INTEGRATED SHIPPING SERVICES LTD.

promises to pay to __________________________________________________________ or registered assigns, in accordance with the applicable provisions of the Indenture,

the principal sum of __________________________________________________________ U.S. DOLLARS and any accrued but unpaid PIK Amount on June 21, 2023 (the “Maturity Date”).

PIK Accrual Dates: March 21, June 21, September 21 and December 21

Cash Interest Payment Dates: March 21, June 21, September 21 and December 21

Record Dates: March 9, June 9, September 9 and December 9

Dated: _______________, _______

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

ZIM INTEGRATED SHIPPING SERVICES LTD.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

HERMETIC TRUST (1975) LTD., as Trustee

By:
Authorized Signatory

[Back of Note]

5.0% SERIES 2B SENIOR NOTES DUE 2023

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	PIK INTEREST.

(a)	PIK interest on the Notes will:

(A)          accrue on the Total Series 2 Payment Amount from the issue date of the Notes at the rate of 2.00% per annum;

(B)           be computed on the basis of a 360-day year comprised of twelve 30-day months (notwithstanding the actual number of days in the relevant interest period) provided that with respect to the interest period from the Issue Date to the First Interest Payment Date, interest shall be computed on the basis of a year of 365 days and payable for the actual number of days elapsed from and including the Issue Date through but excluding September 21, 2014 (whether or not such day is a Business Day);

(C)           compound to the Total Series 2 Payment Amount on each Cash Interest Payment Date (each a “PIK Accrual Date”);

(D)	be payable on the Maturity Date of the Notes.

(b)          The amount of PIK interest that has accrued and compounded as of any date shall be called the “PIK Amount”. The principal amount of the Note outstanding at any time, plus the PIK Amount as of any date shall be called the “Total Series 2 Payment Amount”. The Total Series 2 Payment Amount as of each PIK Accrual Date and Maturity Date shall be set forth on Annex A of this Note, as adjusted from time to time by the Registrar in connection with the repayment of any PIK Amounts or the redemption or repayment of the Notes in accordance with the Indenture.

(c)          With respect to any early redemption of Notes in whole but not in part prior to the Maturity Date pursuant to the Indenture (other than a redemption occurring on a PIK Accrual Date), the PIK Amount on the Notes being redeemed that shall be required to be paid on such redemption date shall be calculated based on the actual number of days elapsed from and including the PIK Accrual Date immediately preceding the date of redemption through but excluding the date of redemption, divided by the number of days in such interest period (calculated by counting the number of days from and including the PIK Accrual Date immediately preceding the date of redemption through but excluding the date that is, or would otherwise have been but for the redemption, the next PIK Accrual Date), multiplied by 0.50% of such principal amount of Notes being redeemed.

(d)           If any PIK Accrual Date is a day that is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and interest shall not accrue or be payable on such amount for the period from and after the scheduled Interest Payment Date to the date of payment on the next succeeding Business Day.

(2)	CASH INTEREST.

(a)	Cash interest on the Notes will:

(A)	accrue on the Total Series 2 Payment Amount at the rate of 3.00% per annum;

(B)           be computed on the basis of a 360-day year comprised of twelve 30-day months (notwithstanding the actual number of days in the relevant interest period) provided that with respect to the interest period from the Issue Date to the First Interest Payment Date, interest shall be computed on the basis of a year of 365 days and payable for the actual number of days elapsed from and including the Issue Date through but excluding the First Interest Payment Date);

(C)           accrue from the date of issue of the Notes or, if interest has already been paid, from the date it was most recently paid, to but excluding the applicable Cash Interest Payment Date and on the Maturity Date;

(D)          be payable in cash quarterly in arrears on March 21, June 21, September 21 and December 21 of each year (each, an “Cash Interest Payment Date”), commencing on ____________ (or if any such day is not a Business Day, on the next succeeding Business Day (without interest accruing in respect of the Cash Interest Period then ending between such calendar date and such next succeeding Business Day)) (the “First Cash Interest Payment Date”); and be payable to the holder of record on the March 9, June 9, September 9 and December 9 immediately preceding the related Cash Interest Payment Date; provided that with respect to the last interest period before the Maturity Date, interest on the Notes will be payable to the holder of record on the Maturity Date.

(b)          The Issuer shall pay cash interest on overdue principal at a rate that is 1% higher than the cash interest rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(c)          With respect to any early redemption of Notes prior to the Maturity Date pursuant to the Indenture (other than a redemption occurring on an Cash Interest Payment Date), cash interest on the Notes being redeemed shall be calculated based on the actual number of days elapsed from and including the Cash Interest Payment Date immediately preceding the date of redemption through but excluding the date of redemption, divided by the number of days in such interest period (calculated by counting the number of days from and including the Cash Interest Payment Date immediately preceding the date of redemption through but excluding the date that is, or would otherwise have been but for the redemption, the next Cash Interest Payment Date), multiplied by 0.75% of such principal amount of Notes being redeemed.

(d)           If any Interest Payment Date is a day that is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day and interest shall not accrue or be payable on such amount for the period from and after the scheduled Interest Payment Date to the date of payment on the next succeeding Business Day.

(3)           METHOD OF PAYMENT. The Issuer will pay cash interest (except defaulted interest), principal (including the PIK Amount), premium, and Additional Amounts, if any, on the Notes through the Paying Agent in accordance with the Indenture with respect to Notes held at the close of business on March 9, June 9, September 9 and December 9 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Such payment shall be made in U.S. Dollars.

(4)            PAYING AGENT AND REGISTRAR. The Issuer will act as Paying Agent. Initially the Issuer will act as Registrar for so long as the Notes are listed on the TACT Institutional System. Upon notice to the Trustee, the Issuer may change any Registrar.

(5)            INDENTURE. The Issuer issued the Notes under an Indenture dated as of July 16, 2014 (the “Indenture”) between the Issuer, Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Issuer has also issued 5.0% Series 2A Senior Notes due 2023 (the “Series 2A Notes”), which are referred to with the Notes as the “Series 2 Notes” under the Indenture. The Notes and the Series 2A Notes issued under the Indenture shall be considered to be a single class for all purposes under the Indenture, including in respect of payments, redemption and voting. Under the Indenture, the Issuer has also issued the 3.0% Series 1 Senior Notes due 2023 (the “Series 1 Notes” and, together with the Notes, the “Instructing Notes”), which vote in respect of certain matters as a single class with the Notes as provided in the Indenture.

(6)	OPTIONAL REDEMPTION.

(a)           Subject to Section 4.21 of the Indenture, at any time after the Issue Date upon not less than 30 nor more than 60 days’ written notice, the Issuer may redeem all or part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date.

(b)           A redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)            In addition, the Issuer may provide in any notice of redemption for the Notes that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

(d)           Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)            The record date for any such optional redemption shall be 12 days prior to the applicable optional redemption date (unless otherwise provided by the Applicable Procedures) and no optional redemption date may occur on a date that is between an interest record date and a related Cash Interest Payment Date.

(7)            MANDATORY EXCESS CASH REDEMPTION.

(a)            Following the repayment in full of the Series 1 Notes, on each Cash Interest Payment Date, the Issuer shall redeem the Notes with all of its Excess Cash (if any) as determined for the immediately preceding fiscal quarter at a redemption price equal to 100% of the principal amount of the Notes so redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, and Additional Amounts, if any. Payments shall be made by the Issuer in the following order of priority: (i) first, to redeem the Series 1 Notes, on a pro rata basis, until such time as the Series 1 Notes are no longer outstanding, and (ii) second, to redeem the Series 2 Notes, on a pro rata basis, until such time as the Series 2 Notes are no longer outstanding.

(b)            The record date for any redemption pursuant to this paragraph 7 shall be the applicable record date in respect of such interest payment. Prior to the record date, the Issuer will deliver a notice in accordance with the procedures set out in Section 3.03 of the Indenture, stating (i) the amount of Excess Cash to be used to redeem the Notes and (ii) the relevant redemption date.

(c)            Any payments made pursuant to this paragraph 7 shall be applied ratably to each holder of the relevant series of Notes based on the aggregate principal amount of the relevant series of Notes outstanding as of the record date established for the relevant redemption date or in the manner provided in Section 3.09 of the Indenture.

(d)           Except as provided in clause (a), the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8)            REPURCHASE AT THE OPTION OF THE HOLDER.

(a)            If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all (or any part elected by the holder) of such holder’s Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date). Purchases made under a Change of Control Offer will also be subject to other procedures set forth in the Indenture.

(b)           In respect of any asset other than an After Acquired Asset, if the aggregate amount of Eligible Proceeds received by the Issuer or a Restricted Subsidiary from all Asset Sales governed by clause (a)(3) of Section 4.10 of the Indenture in any calendar year exceeds $10 million, the Issuer shall use 50% of the Eligible Proceeds from all Asset Sales governed by paragraph (a)(3) of Section 4.10 of the Indenture in such year to promptly redeem Notes pursuant to (and subject to the requirements of) Section 3.07 of the Indenture.

(c)            Any Net Proceeds from Asset Sales in respect of any After Acquired Assets that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds”. Subject to Section 4.10(a)(4) of the Indenture, when the aggregate amount of Excess Proceeds exceeds $10 million, within 30 days thereof, the Issuer is required to make an Asset Sale Offer in accordance with the procedures set forth in Section 4.10 of the Indenture to all Holders of Notes at an offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. Any Asset Sale Offer shall be conducted in accordance with the provisions of Section 4.10 of the Indenture. An Asset Sale Offer will be to all holder of Notes, provided that the Issuer will not purchase (and will not be obligated to purchase) Series 2 Notes until all Series 1 Notes that have been tendered in the Asset Sale Offer have been purchased (or will be purchased concurrently with the purchase of the Series 2 Notes).

(9)           DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without interest coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. A Global Note may not be transferred except as a whole by a Depositary or a nominee of such Depositary to a successor Depositary or a nominee thereof, subject to the Applicable Procedures.

Following a Default by the Issuer under the Indenture, (i) holders of a Book-Entry Interest may request to exchange such Book-Entry Interest for a Definitive Registered Note by requesting such exchange in writing through the relevant Holder, if applicable, to the relevant Participant in accordance with the Applicable Procedures or (ii) the Issuer, in its sole discretion may determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes and deliver a written notice to such effect to the Trustee. Upon the occurrence of the preceding events in (i) or (ii), the Issuer shall issue or cause to be issued Definitive Registered Notes in accordance with the Applicable Procedures.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in the Indenture. A Global Note may not be exchanged for another Note other than as provided in this Paragraph 9. Book-Entry Interests in a Global Note may be transferred and exchanged as provided in the Indenture.

(10) PERSONS DEEMED OWNERS. The Registered Holder of this Note will be treated as the owner of it for all purposes.

(11)          AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions set forth in Section 9.02 of the Indenture, the Indenture, any Notes or any Guarantee, may be amended or supplemented with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Majority Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that, if any amendment, waiver or other modification will only affect one series of the Instructing Notes, only the consent of a majority in principal amount of the then outstanding Instructing Notes of such series shall be required. In certain circumstances set forth in Section 9.01 of the Indenture, the Indenture, any Notes or any Guarantee may be amended or supplemented without the consent of any Holder. The holders of not less than a majority in aggregate principal amount of Instructing Notes may, on behalf of the holders of all of Instructing Notes, waive any past defaults under the Indenture, except a continuing default in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note held by a non-consenting holder (which may only be waived with the consent of all holders of the Notes outstanding under the Indenture).

(12)         DEFAULTS AND REMEDIES. The following events constitute “Events of Default” under the Indenture: (A) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note; (B) default in the payment required to be made pursuant to Section 3.08 of the Indenture, provided that if such default is caused by technical or administrative error and a default to make such payments due to a technical or administrative error has not occurred during the prior twelve months, the continuance of such default for a period of three Business Days; (C) default in the payment of the principal of or premium, if any, on any Note at its Stated Maturity; (D) failure by the Issuer or any Guarantor to (i) comply with the provisions of Article 5 of the Indenture, (ii) consummate a Change of Control Offer in accordance with the provisions of Section 4.14 of the Indenture or (iii) consummate a redemption or an Asset Sale Offer in accordance with the provisions of Section 4.10 of the Indenture; (E) failure by the Issuer for 30 days after the written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any covenant or agreement that is contained in the Indenture or the Notes (other than a covenant or agreement which is specifically dealt with in clauses (A), (B), (C) or (D)); (F) default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by a failure to pay interest or principal of such Debt at the Stated Maturity thereof after giving effect to any applicable grace periods, and, in either case, the principal amount of such Debt unpaid or accelerated (together with the principal amount of any other such Debt that is unpaid or accelerated) exceeds $20.0 million; (G) failure by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final judgments, orders or decrees (not subject to appeal) entered by a court or courts of competent jurisdiction aggregating in excess $20.0 million (exclusive of any amounts that an insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree (by reason of pending appeal, waiver or otherwise) shall not have been in effect; (H) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors (as an insolvent assignor); and (I) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary in an involuntary case, (ii) appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, or (iii) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements of the Issuer), would constitute a Significant Subsidiary, and the order or decree referred to in this clause (B) remains unstayed and in effect for 60 consecutive days. A default under clauses (E), (F) or (G) will not constitute an Event of Default until the Trustee or the Instructing Holders notify the Issuer of the Default and, in respect of clauses (E), the Issuer does not cure such Default within the time specified therein after receipt of such notice. If an Event of Default occurs and is continuing, the Trustee or the holders of Notes may, and the Trustee, upon the written request of such holders, shall, declare the principal of, PIK Amount on, and any Additional Amounts and accrued interest on all the outstanding Notes immediately due and payable as provided in Section 6.02 of the Indenture.

(13)         DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Securities for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(14)         AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15)         NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, member or shareholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

(16)         ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)         ISIN NUMBERS. The Issuer in issuing the Notes may use ISIN numbers (or any equivalent thereof issued by the TASE), and the Trustee may use ISIN numbers (or any equivalent thereof issued by the TASE) in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)         GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder or holder of a beneficial interest in the Notes upon written request and without charge a copy of the Indenture, the form of Note or any Guarantee. Requests may be made to:

Zim Integrated Shipping Services Ltd.

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________________________to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ANNEX A

TOTAL SERIES 2B PAYMENT AMOUNT

	PERCENTAGE OF
	PRINCIPAL AMOUNT OF	TOTAL SERIES 2B
PIK ACCRUAL DATE*	THE NOTE	PAYMENT AMOUNT

September 21, 2014	100.45480	[•]
December 21, 2014	100.95707	[•]
March 21, 2015	101.46186	[•]
June 21, 2015	101.96917	[•]
September 21, 2015	102.47901	[•]
December 21, 2015	102.99141	[•]
March 21, 2016	103.50637	[•]
June 21, 2016	104.02390	[•]
September 21, 2016	104.54402	[•]
December 21, 2016	105.06674	[•]
March 21, 2017	105.59207	[•]
June 21, 2017	106.12003	[•]
September 21, 2017	106.65063	[•]
December 21, 2017	107.18389	[•]
March 21, 2018	107.71980	[•]
June 21, 2018	108.25840	[•]
September 21, 2018	108.79970	[•]
December 21, 2018	109.34369	[•]
March 21, 2019	109.89041	[•]
June 21, 2019	110.43986	[•]
September 21, 2019	110.99206	[•]
December 21, 2019	111.54702	[•]
March 21, 2020	112.10476	[•]
June 21, 2020	112.66528	[•]
September 21, 2020	113.22861	[•]
December 21, 2020	113.79475	[•]
March 21, 2021	114.36373	[•]
June 21, 2021	114.93555	[•]
September 21, 2021	115.51022	[•]
December 21, 2021	116.08777	[•]
March 21, 2022	116.66821	[•]
June 21, 2022	117.25155	[•]
September 21, 2022	117.83781	[•]
December 21, 2022	118.42700	[•]
March 21, 2023	119.01914	[•]
June 21, 2023	119.61423	[•]

*	Subject to the business day convention

EXHIBIT E

FORM OF CERTIFICATE OF TRANSFER

Zim Integrated Shipping Services Ltd.,

as Issuer and Registrar

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

Hermetic Trust (1975) Ltd.,

as Trustee

113 Hayarkon St., 63573

Tel-Aviv

Israel

Facsimile No.: +972-3-5271736

Attention: Mrs. Merav Offer Oren

Re:	[3.0% Series 1 Senior Notes due 2023] [5.0% Series 2 Senior Notes due 2023] of Zim Integrated Shipping Services Ltd. (the “Notes”)

Reference is hereby made to the Indenture, dated as of July 16, 2014 (the “Indenture”), between Zim Integrated Shipping Services Ltd., organized under the laws of Israel (the “Issuer”), Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that (i) the Transferee is a Qualifying Investor (within the meaning of the Indenture) and (ii):

[CHECK ALL THAT APPLY]

1.   ☐  Check if Transferee will take delivery of a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Indenture and the Securities Act.

2.   ☐  Check if Transferee will take delivery of a Definitive Registered Note pursuant to Regulation S. The Transferor hereby certifies that the Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a Qualifying Investor (as defined in the Indenture). Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Indenture.

E-1

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ____________________

E-2

EXHIBIT F

CERTIFICATE OF GLOBAL NOTES EXCHANGE

Zim Integrated Shipping Services Ltd.,

as Issuer and Registrar

9 Andrei Sakharov St.

Haifa

Israel

Facsimile No.: +972-4-8652839

Attention: General Counsel

Hermetic Trust (1975) Ltd.,

as Trustee

113 Hayarkon St., 63573

Tel-Aviv

Israel

Facsimile No.: +972-3-5271736

Attention: Mrs. Merav Offer Oren

Re:	[3.0% Series 1 Senior Notes due 2023] [5.0% Series 2 Senior Notes due 2023] of Zim Integrated Shipping Services Ltd. (the “Notes”)

Reference is hereby made to the Indenture, dated as of July 16, 2014 (the “Indenture”), between Zim Integrated Shipping Services Ltd., organized under the laws of Israel (the “Issuer”), Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Holder”) owns the interests in the [Series 1][Series 2] Restricted Global Note specified in Annex A hereto (the “Interests”). The Holder hereby request that the Interests are exchanged for interests of the same aggregate principal amount in the [Series 1][Series 2] Unrestricted Global Note. The Holder hereby represents and warrants, for the benefit of the Issuer and the Trustee, that (i) it and each person for whose account or benefit it is acting is a Qualifying Investor within the meaning of the Indenture and (ii) it will comply with the transfer restrictions enumerated in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Holder]

By:
Name:
Title:

Dated: ____________________

F-1

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL     INDENTURE     (this     “Supplemental     Indenture”),     dated     as     of________________, among __________________, a company organized and existing under the laws of _____________(the “Subsequent Guarantor”), Zim Integrated Shipping Services Ltd., organized under the laws of Israel (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), Hermetic Trust (1975) Ltd., as Trustee and Zim Integrated Shipping Services Ltd., as Paying Agent and Registrar.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 16, 2014 providing for the issuance of 3.0% Series 1 Senior Notes due 2023 and 5.0% Series 2 Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.            NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, the Indenture, the Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.            THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.            COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.            EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.            THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsequent Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

ZIM INTEGRATED SHIPPING SERVICES LTD.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

HERMETIC TRUST (1975) LTD.,
as Trustee

By:
Authorized Signatory

EXHIBIT H

INSTRUCTION FORM

Name:

Principal amount and Series of Notes held

Incorporation number:

Country/Jurisdiction of incorporation:

TASE Member (Number):

The Person is: (select one)

1.	Shipowner

2.	Ship builder

3.	Corporate entity part of whose business is to purchase loans or securities

4.	Other corporate entity

6.	Natural person

H-1